Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among:

OPEN TEXT CORPORATION,

a Canadian corporation,

CYPRESS MERGER SUB, INC.,

a Michigan corporation, and

COVISINT CORPORATION,

a Michigan corporation

Dated as of June 5, 2017

Exhibit 2.1

Page

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Exhibit 2.1

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Exhibit 2.1

(continued)
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8.8	Assignment	69
8.9	Severability	69
8.10	Construction	70
8.11	Descriptive Headings	70
8.12	Disclosure Schedule	70
8.13	Counterparts; Signatures	70

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Exhibit 2.1

SCHEDULES

Part 1.1    Specified Individuals
Part 3.2    Company’s Subsidiaries
Part 3.3(b)    Company’s Approvals
Part 3.3(c)    No Conflicts
Part 3.4(a)    Company Capitalization
Part 3.4(b)    Company Options and Other Company Equity Based Awards
Part 3.5(e)    Accounting Practices
Part 3.6    No Undisclosed Liabilities
Part 3.9    Encumbrances
Part 3.10(e)    Source Code
Part 3.10(g)    Software Defects
Part 3.10(i)    Company Intellectual Property Ownership Rights
Part 3.10(j)    Company Registered Intellectual Property
Part 3.11(a)    Material Contracts
Part 3.11(b)    Top Contract Consents
Part 3.11(c)    Compuware Liabilities and Obligations
Part 3.13    Governmental Authorizations Required
Part 3.16(a)    ERISA
Part 3.16(d)    Company Benefit Plan Material Liability
Part 3.16(e)    Post-Employment Coverage
Part 3.16(f)    Collective Bargaining Agreement
Part 3.18(b)    Leased Real Property
Part 3.19    Insurance
Part 3.20(a)    Legal Proceedings
Part 3.20(b)    Settlement Agreement
Part 3.22    Customers; Suppliers
Part 3.23(d)    Export Control Classification Number
Part 4.2(b)    Corporate Authority
Part 5.2(a)    Operation of Company’s Business
Part 5.2(b)    Pre-Closing Covenants

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Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of June 5, 2017 (the “Agreement Date”) by and among Covisint Corporation, a Michigan corporation (the “Company”), Open Text Corporation, a Canadian corporation (“Parent”), and Cypress Merger Sub, Inc., a Michigan corporation and a wholly-owned subsidiary of Parent (“Merger Sub”).
RECITALS
WHEREAS, each of the respective boards of directors of the Company, Parent and Merger Sub have determined that it is advisable to effect a merger of Merger Sub with and into the Company (the “Merger”) with the Company remaining as the surviving corporation in the Merger in accordance with and pursuant to the Michigan Business Corporation Act (the “MBCA”) upon the terms and subject to the conditions set forth in this Agreement;
WHEREAS, the board of directors of the Company (the “Company Board”) has (i) approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, (ii) determined that this Agreement and the Merger and the other transactions contemplated hereby are fair to, advisable and in the best interests of the Company and its shareholders, and (iii) subject to Section 5.3, resolved to recommend approval of the Agreement by the Company’s shareholders (such recommendation, the “Company Board Recommendation”);
WHEREAS, the board of directors of Merger Sub has approved, adopted and declared advisable this Agreement and the Merger, upon and subject to the terms of this Agreement;
WHEREAS, the board of directors of Parent has determined that it is in the best interests of Parent and its shareholders to consummate the Merger;
WHEREAS, concurrently with the execution of this Agreement, certain of the officers and each of the directors of the Company has delivered, or caused to be delivered, to Parent a duly executed support agreement in favor of Parent (the “Support Agreements”), each of which such Support Agreements is effective upon execution by such party and execution of this Agreement; and
WHEREAS, Parent, as the sole shareholder of Merger Sub, has adopted and approved this Agreement and the Merger.

Exhibit 2.1

AGREEMENT
NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement agree as follows:

Exhibit 2.1

ARTICLE I
DEFINITIONS

1.1    Definitions.
(a)    As used in this Agreement, the following terms have the following meanings, which meanings shall be applicable equally to the singular or plural of the terms defined:
“Acceptable Confidentiality Agreement” shall mean an agreement which contains provisions limiting disclosure or use of non-public information with respect to the Company that (x) are not materially less favorable in the aggregate to the Company than the terms of the Confidentiality Agreement (provided that such agreement need not contain a “standstill” or similar provision) and (y) does not prohibit the Company from complying with its disclosure obligations to Parent hereunder.
“Acquisition Proposal” shall mean any offer, proposal, or inquiry (other than an offer, proposal or inquiry by Parent) contemplating or otherwise relating to any Acquisition Transaction.
“Acquisition Transaction” shall mean any transaction or series of related transactions (excluding the Merger and other transactions contemplated by this Agreement) involving: (i) any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which (A) a Person or “group” (as defined in the Exchange Act) of Persons directly or indirectly acquires, or if consummated in accordance with its terms would acquire, beneficial or record ownership of securities representing more than fifteen percent (15%) of the outstanding shares of any class of securities of the Company and/or any one or more Subsidiaries thereof, or (B) the Company issues, or if consummated in accordance with its terms would issue, securities representing more than fifteen percent (15%) of the outstanding shares of any class of securities of the Company and/or any one or more Subsidiaries thereof; or (ii) any sale, lease, exchange, transfer, acquisition or disposition of any assets of the Company and/or any one or more of its Subsidiaries that, individually or in the aggregate, constitute or account for (or, if consummated in accordance with its terms, would constitute or account for) fifteen percent (15%) or more of the consolidated net revenues of the Company or consolidated net income of the Company or fifteen percent (15%) or more of the fair market value of the assets of the Company and/or any of its Subsidiaries, in each case of this clause (ii) taken as a whole.
“Adverse Recommendation Change” has the meaning set forth in Section 5.3(c).
“Adverse Recommendation Change Notice” has the meaning set forth in Section 5.3(e)(ii).
“Affiliate” shall mean, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with such Person. As used in this definition of Affiliate, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

Exhibit 2.1

“Agreement” has the meaning set forth in the Preamble.
“Agreement Date” has the meaning set forth in the Preamble.
“Business Day” shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or Toronto, Ontario or is a day on which banking institutions located in the State of New York or Toronto, Ontario, are authorized or required by Law or other governmental action to close.
“Certificate of Merger” has the meaning set forth in Section 2.2.
“Closing” has the meaning set forth in Section 2.2.
“Closing Date” has the meaning set forth in Section 2.2.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the Preamble.
“Company Acquisition Agreement” has the meaning set forth in Section 5.3(c).
“Company Approvals” has the meaning set forth in Section 3.3(b).
“Company Balance Sheet” has the meaning set forth in Section 3.6.
“Company Balance Sheet Date” has the meaning set forth in Section 3.6.
“Company Benefit Plan” has the meaning set forth in Section 3.16(a).
“Company Board” has the meaning set forth in the Recitals.
“Company Board Recommendation” has the meaning set forth in the Recitals.
“Company Bylaws” means the Amended and Restated Bylaws of the Company, as adopted and with effect from December 14, 2015.
“Company Charter Documents” has the meaning set forth in Section 3.3(c).
“Company Common Stock” shall mean the common stock, no par value, of the Company.
“Company Contract” shall mean any Contract to which the Company or any of its Subsidiaries is currently a party or bound.
“Company Employees” has the meaning set forth in Section 3.16(a).
“Company Insurance Policy” has the meaning set forth in Section 3.19.

Exhibit 2.1

“Company Intellectual Property” shall mean Intellectual Property owned by the Company or any Subsidiary, regardless of whether such Intellectual Property is currently marketed, licensed, or distributed by the Company or any of its Subsidiaries or under development.
“Company Material Adverse Effect” shall mean any Effect or Effects that, individually or in the aggregate, (i) has or would reasonably be expected to have a material adverse effect on the business, assets (tangible or intangible), financial condition, or results of operations of the Company and its Subsidiaries, taken as a whole or (ii) prevents, materially impedes, or materially delays the consummation by the Company of the Merger or the other transactions contemplated by this Agreement; provided, however, that, in the case of clause (i) above, in no event shall any of the following, alone or in combination, be deemed to constitute, or be taken into account when determining whether there has been or is reasonably expected to be, a Company Material Adverse Effect, any Effect with respect to, or resulting from: (A) changes in the U.S. or global economy, changes in geopolitical conditions, or changes in general economic conditions, including changes in the credit, debt, financial or capital markets, in each case, in the United States of America or anywhere else in the world; (B) operating, business, regulatory or other conditions generally affecting the industry in which the Company or any of its Subsidiaries conducts business; (C) changes in applicable Law or in GAAP or other applicable accounting rules or the interpretation or enforcement thereof; (D) changes in the market price or trading volume of the Company Common Stock on NASDAQ (but excluding the underlying cause of such changes, unless the underlying cause of such changes would be excluded from this definition); (E) failure(s) by the Company or any of its Subsidiaries to meet any operating projections or forecasts, or published revenue or earnings predictions or estimates (but excluding the underlying cause of such failure(s), unless the underlying cause of such failure(s) would be excluded from this definition); (F) any act or threat of terrorism or war, any armed hostilities or terrorist activities, any threat or escalation of armed hostilities or terrorist activities or any governmental or other response or reaction to any of the foregoing; (G) any Legal Proceeding against the Company or any of its directors by the shareholders of the Company challenging or seeking to restrain or prohibit the consummation of the Merger or any other transaction contemplated by this Agreement; (H) events attributable to the announcement or performance of this Agreement or the consummation of the transactions contemplated hereby or the pendency of the Merger (including the loss or departure of officers or other employees of the Company or any of its Subsidiaries), or the termination, reduction (or potential reduction) or any other negative effect (or potential negative effect) on the Company’s or any of its Subsidiaries’ relationships or agreements with any of its licensors, licensees, customers, vendors, strategic partners, suppliers or other business partners; or (I) any action taken or the failure to take action by the Company or its Subsidiaries pursuant to Parent’s or its Affiliates’ or their respective Representatives’ written request or any action expressly permitted or required by, or the failure to take any action expressly prohibited by, the terms of this Agreement or consented to by Parent in writing; provided, however, that any Effect arising out of or resulting from any change or event referred to in clause (A), (B), (C) or (F) above may constitute, and may be taken into account in determining the occurrence of, a Company Material Adverse Effect if such change or event has a disproportionate adverse impact on the Company and the Company’s Subsidiaries, taken as a whole, as compared to other companies that operate in the industries in which the Company and its Subsidiaries operate.

Exhibit 2.1

“Company Option Plan” shall mean the 2009 Long-Term Incentive Plan, as amended.
“Company Options” has the meaning set forth in Section 3.4(a).
“Company Permits” has the meaning set forth in Section 3.12(b).
“Company Registered Intellectual Property” shall mean all: (i) patents and patent applications; (ii) trademark and service mark registrations and applications; (iii) Internet domain names; and (iv) copyright registrations and applications, in each case, included in the Company Intellectual Property.
“Company Restricted Stock Award” has the meaning set forth in Section 3.4(a).
“Company RSUs” has the meaning set forth in Section 3.4(a).
“Company SEC Documents” has the meaning set forth in Section 3.5(a).
“Company Share” has the meaning set forth in Section 2.5(a)(iii).
“Company Shareholder Approval” has the meaning set forth in Section 3.3(a).
“Company Shareholders Meeting” has the meaning set forth in Section 5.4(e).
“Company Software” shall mean all Software that constitutes Company Intellectual Property.
“Confidentiality Agreement” has the meaning set forth in Section 5.11.
“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).
“Continuation Period” has the meaning set forth in Section 5.10(a).
“Contract” shall mean any written or oral agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, insurance policy, benefit plan or other legally binding commitment.
“Covered Employees” shall mean each individual who is employed by the Company or any of its Subsidiaries (including the Surviving Corporation or its Subsidiaries) immediately prior to the Effective Date.
“Customer Information” has the meaning set forth in Section 3.10(h).
“Data Room” shall mean the electronic data site established for Project Cypress by RRDonnelley Venue on behalf of the Company and to which Parent and its Representatives have been given access in connection with the transactions contemplated by this Agreement.
“Delisting Period” has the meaning set forth in Section 5.15.

Exhibit 2.1

“Disclosure Schedule” has the meaning set forth in Article III.
“Effect” shall mean any effect, change, condition, event, occurrence, circumstance or development.
“Effective Time” has the meaning set forth in Section 2.2.
“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, deed of trust, encumbrance, encroachment claim, interference, option, right of first refusal, preemptive right, adverse interest, community property interest or restriction of any kind.
“Entity” shall mean any corporation (including any nonprofit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.
“Environmental Laws” shall mean any laws (and the regulations promulgated thereunder) relating to the protection of the environment (including ambient air, surface water, groundwater or land) or exposure of any individual to Hazardous Substances or otherwise relating to the production, use, emission, storage, treatment, transportation, recycling, disposal, discharge, release or other handling of any Hazardous Substances or the investigation, clean-up or other remediation or analysis thereof.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.
“Exchange Agent” has the meaning set forth in Section 2.8(a).
“Expenses” shall mean all reasonable out-of-pocket third party expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants) incurred by or on behalf of Parent or Merger Sub in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby.
“Foreign Employee” has the meaning set forth in Section 3.16(h).
“FTC” shall mean the United States Federal Trade Commission or any successor thereto.
“GAAP” has the meaning set forth in Section 3.5(b).
“Governmental Authorization” shall mean any: (i) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law; or (ii) right under any Contract with any Governmental Body.

Exhibit 2.1

“Governmental Body” shall mean any: (i) country, nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; or (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).
“Hazardous Substance” shall mean any substance, material or waste that is characterized or regulated under any Environmental Law as “hazardous,” “pollutant,” “contaminant,” “toxic” or words of similar meaning or effect, including petroleum and petroleum products, polychlorinated biphenyls and asbestos.
“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.
“Indemnified Parties” has the meaning set forth in Section 5.8(a).
“Intellectual Property” shall mean any intellectual property or proprietary rights in any jurisdiction, whether owned or held for use under license and whether registered or unregistered, including such rights in and to: (i) trademarks and pending trademark applications, trade dress, service marks, certification marks, logos, domain names, uniform resource locators and trade names, together with all goodwill associated with the foregoing; (ii) issued patents and pending patent applications, and any and all divisions, continuations, continuations-in-part, reissues, renewals, provisionals, continuing patent applications, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, certificates of invention, inventions, invention disclosures, discoveries and improvements, whether or not patentable; (iii) works of authorship, all copyrightable works (including Software) and all copyrights including all applications, registrations and renewals thereof; (iv) trade secrets (including without limitation as defined in the Uniform Trade Secrets Act and under corresponding state or foreign Law), business, technical and know-how information that has not been made publicly available by the Company or any of its Subsidiaries, non-public information, and confidential information and rights to limit the use or disclosure thereof by any Person (“Proprietary Information”); (v) other business, technical and know-how information, (vi) mask works; and (vii) all copies and tangible embodiments of any of the foregoing in whatever form or medium.
“Interim Period” has the meaning set forth in Section 5.1.
“International Employee Plan” has the meaning set forth in Section 3.16(g).
“Intervening Event” shall mean any Effect that materially affects the business, assets or operations of the Company and its Subsidiaries which is (a) not known or reasonably foreseeable to the Company Board on or prior to the Agreement Date, and (b) which Effect first becomes known to the Company Board before receipt of the Company Shareholder Approval; provided, however, that in no event shall any Acquisition Proposal or Superior Proposal be deemed an Intervening Event.
“IRS” shall mean the Internal Revenue Service.

Exhibit 2.1

“Knowledge” shall mean, with respect to the Company, the knowledge of those individuals set forth in Part 1.1 of the Disclosure Schedule that such persons actually have or that persons holding such positions would reasonably be expected to have.
“Law” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.
“Lease Agreement” has the meaning set forth in Section 3.18(b).
“Leased Real Property” has the meaning set forth in Section 3.18(b).
“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.
“Liabilities” means any and all indebtedness, liabilities, commitments or obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined or determinable, on or off-balance sheet, and whether arising in the past, present or future, and including those arising under any Contract or Legal Proceeding.
“Made Available” shall mean that, not later than 1:00 pm Eastern time on June 5, 2017, such information, document or material was (i) publicly available on the SEC EDGAR database or (ii) made available for review by Parent or Parent’s Representatives in the Data Room.
“Major Customer” has the meaning set forth in Section 3.22.
“Major Supplier” has the meaning set forth in Section 3.22.
“Material Contract” has the meaning set forth in Section 3.11(a).
“MBCA” has the meaning set forth in the Recitals.
“Merger” has the meaning set forth in the Recitals.
“Merger Consideration” shall mean the aggregate amount of consideration to be paid to the holders of equity pursuant to this Agreement, including pursuant to Section 2.5(a)(iii) and Section 2.6.
“Merger Sub” has the meaning set forth in the Preamble.
“Michigan LARA” shall mean the Michigan Department of Licensing and Regulatory Affairs.
“NASDAQ” shall mean the NASDAQ Stock Market LLC.

Exhibit 2.1

“New Plans” has the meaning set forth in Section 5.10(b).
“Option Consideration” has the meaning set forth in Section 2.6(a).
“Other Company Equity Based Award” shall mean each equity or other award measured by the value of Shares (or pursuant to which Shares may be delivered) granted under the Company Option Plan, other than Company Options.
“Outside Date” has the meaning set forth in Section 7.1(b)(i).
“Parent” has the meaning set forth in the Preamble.
“Parent Approvals” has the meaning set forth in Section 4.2(b).
“Parent Disclosure Schedule” has the meaning set forth in Article IV.
“Parent Material Adverse Effect” has the meaning set forth in Section 4.1.
“Payment Fund” has the meaning set forth in Section 2.8(a).
“Per Share Merger Consideration” has the meaning set forth in Section 2.5(a)(iii).
“Permitted Encumbrance” shall mean: (i) statutory liens for Taxes that are not yet due and payable or liens for Taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been specifically established on the Company Balance Sheet; (ii) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements that have not been breached; (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law; (iv) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens arising or incurred in the ordinary course of business consistent with past practice (A) that relate to obligations that are not delinquent or that the Company or any of the Company’s Subsidiaries is contesting in good faith by appropriate proceedings and for which adequate reserves have specifically been established in the Company Balance Sheet and (B) that are not, individually or in the aggregate, material to the business of the Company and the Company’s Subsidiaries, taken as a whole; and (v) Encumbrances that do not materially interfere with the use, operation or transfer of, or any of the benefits of ownership of, the property subject thereto.
“Person” shall mean any individual, Entity or Governmental Body.
“Proxy Statement” has the meaning set forth in Section 5.4(a).
“Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors (including financial advisors and investment bankers), consultants and other representatives.

Exhibit 2.1

“Restraint” shall mean any order, writ, conciliation or remediation agreement, award, injunction, judgment, decision, decree, ruling or assessment (whether temporary, preliminary or permanent) entered, enacted, adopted, promulgated or applied by, with or under the supervision of, a Governmental Body or arbitrator.
“Sanctioned Country” has the meaning set forth in Section 3.23(b).
“Sanctions” has the meaning set forth in Section 3.23(b).
“Sanctions Laws” shall mean all applicable Laws concerning the import, export or re-export of products, software, services or technology, transactions involving foreign persons, and transactions in a country other than the United States, including but not limited to those administered by the U.S. Department of State, the U.S. Department of Commerce, the U.S. Department of Energy, the U.S. Nuclear Regulatory Commission or the U.S. Department of Treasury, and the U.S. Customs and Border Protection, including the Tariff Act of 1930, as amended, the Export Administration Regulations, the International Emergency Economic Powers Act, the Arms Export Control Act, the Trading with the Enemy Act, the International Traffic in Arms Regulations, embargoes, sanctions and trade restrictions promulgated under executive orders of the President of the United States or administered by the U.S. Treasury Department’s Office of Foreign Assets Control, anti-boycott regulations, anti-dumping and countervailing duty Laws and regulations, or any other applicable international trade Law or regulations administered by a governmental agency and similar laws of other jurisdictions.
“Sanctioned Person” shall mean any Person subject to economic sanctions, trade restrictions, or similar restrictions imposed by the United States, the United Kingdom, the European Union, or the United Nations, including (i) any Person identified in any sanctions list maintained by (A) the United States government, including the United States Department of Treasury, Office of Foreign Assets Control, the United States Department of Commerce, Bureau of Industry and Security, and the United States Department of State; (B) the government of the United Kingdom, including HM Treasury; (C) the European Union; or (D) the United Nations Security Council, (ii) any Person located, organized, or resident in, or a government instrumentality of, any Sanctioned Country and (iii) any Person directly or indirectly owned or controlled by or acting for the benefit or on behalf of a Person described in (i) or (ii) (with the ability to vote 25% or more of outstanding voting securities presumptively constituting control and the right to receive 50% or more of assets or profits presumptively constituting ownership).
“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, and the regulations promulgated thereunder.
“SEC” shall mean the United States Securities and Exchange Commission.
“Securities Act” shall mean the Securities Act of 1933, as amended, and the regulations promulgated thereunder.

Exhibit 2.1

“Settlement Agreement” means the settlement agreement, dated May 5, 2016, among the parties to the class action lawsuit captioned Desrocher v. Covisint Corporation, et al., No. 14-cv-03878.
“Shrink Wrap License” shall mean third party software licenses for software that is commercially available to the public with annual royalties or other fees not exceeding $50,000.
“Software” shall mean computer programs and software, including data files, source code, object code, application programming interfaces, architecture, files, schematics, emulation and simulation reports, test vectors and hardware development tools, databases and other software-related specifications and documentation.
“Source Code” shall mean Software in a form which is readable by humans without reverse assembly, reverse-compiling or reverse engineering but not suitable for machine execution without the intervening steps of interpretation, assembly or compilation.
“Subsidiary” An entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record: (i) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (ii) at least fifty percent (50%) of the outstanding equity or financial interests of such Entity.
“Superior Proposal” shall mean a bona fide written proposal for an Acquisition Transaction that the Company Board determines in good faith, after consultation with its outside legal counsel and independent financial advisor, (i) to be more favorable to the Company’s shareholders from a financial point of view than the Merger and (ii) is reasonably capable of being consummated on a timely basis, in each case, taking into account at the time of determination, all legal, financial and regulatory considerations of such Acquisition Transaction (including any conditions applicable to such Acquisition Transaction, such as but not limited to financing conditions, the terms of the transactions contemplated thereby and the certainty of close of such Acquisition Transaction) and this Agreement (including any modification to the terms of this Agreement as may be proposed by Parent pursuant to Section 5.3(e)(i) that the Company Board determines to be relevant); provided that for purposes of this definition of Superior Proposal, the references to “15%” in the definition of “Acquisition Transaction” shall be deemed to be “50%”.
“Superior Proposal Notice” has the meaning set forth in Section 5.3(e)(i).
“Support Agreement” has the meaning set forth in the Recitals.
“Surviving Corporation” has the meaning set forth in Section 2.1.
“Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any

Exhibit 2.1

fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.
“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.
“Termination Fee” shall mean an amount, in cash, equal to $3,850,000.
“Top Contract” has the meaning set forth in Section 3.11(a)(x).
“Trade Authorizations” has the meaning set forth in Section 3.23(a).
“Willful Breach” or “Willfully Breached” (or any similar variation or derivation thereof) shall mean with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach or failure to perform that is a consequence of an act or a failure to act undertaken by the breaching party with actual knowledge (or the knowledge that a reasonable person in such party or Representative’s position with knowledge of the terms of this Agreement would be expected to have) that such party’s act or failure to act constitutes, or will result in, a material breach of this Agreement. For the sake of clarity, references to “party” in this definition include Representatives for which the party is liable for their act or failure to act under Section 5.3(a).
ARTICLE II
THE MERGER

2.1    The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the MBCA, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall thereupon cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”). The Merger shall be governed by and shall be effected under the MBCA. The parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective at the Closing in accordance with the MBCA.
2.2    Closing; Effective Time. The closing of the Merger (the “Closing”) shall take place at the offices of Paul Hastings LLP located at 695 Town Center Drive, Seventeenth Floor, Costa Mesa, CA 92626, at 1:00 pm New York time, on the second (2nd) Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or such other date and time as Parent and the Company shall mutually designate. The date on which the Closing takes place is referred to herein as the “Closing Date.” On the Closing Date, a certificate of merger satisfying the applicable requirements of the MBCA (the “Certificate of Merger”) shall be duly executed by the Company and Merger Sub and

Exhibit 2.1

simultaneously with the Closing shall be filed with the Michigan LARA. The Merger shall become effective upon the date and time of the filing of the Certificate of Merger with the Michigan LARA or such other date and time as may be mutually agreed upon by Parent and the Company and set forth in the Certificate of Merger (the time the Merger becomes effective being referred to hereinafter as the “Effective Time”).
2.3    Effect of the Merger. The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and in the applicable provisions of the MBCA.
2.4    Articles of Incorporation; Bylaws; Directors and Officers. At the Effective Time:
(a)    the articles of incorporation of the Company shall be amended and restated to read in its entirety as set forth in Exhibit A attached hereto and as so amended and restated shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable Law;
(b)    the bylaws of the Company shall be amended and restated to be substantially identical to the bylaws of Merger Sub as in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation shall be “Covisint Corporation”) and as so amended and restated shall be the bylaws of the Surviving Corporation, until thereafter amended in accordance with applicable Law; and
(c)    the directors and officers of Merger Sub immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, to serve until the earlier of their respective resignations or removals or until their respective successors are duly elected and qualified.
2.5    Conversion of Shares.
(a)    At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any shareholder of the Company:
(i)    all shares of Company Common Stock held by the Company (or held in the Company’s treasury) or any of its Subsidiaries immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be paid in exchange therefor;
(ii)    all shares of Company Common Stock held by Parent, Merger Sub or any Subsidiary of Parent immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be paid in exchange therefor;
(iii)    except as provided in clauses (i) and (ii) above and subject to Section 2.8, each share of Company Common Stock outstanding immediately prior to the Effective Time (each a “Company Share”) shall be converted into the right to receive cash in the amount of $2.45 (the “Per Share Merger Consideration”), less any required withholding Taxes if any, as described in Section 2.8(e). As of the Effective Time, all Company Shares shall no longer be

Exhibit 2.1

outstanding and shall automatically be canceled and cease to exist, and the holders immediately prior to the Effective Time of Company Shares shall cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration to be paid in consideration therefor upon surrender of such Company Shares in accordance with Section 2.8; and
(iv)    each share of the common stock, no par value, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one (1) share of common stock, no par value, of the Surviving Corporation.
(b)    If, during the period commencing on the Agreement Date and ending at the Effective Time, the outstanding Company Shares are changed into a different number or class of shares (including by reason of any reclassification, recapitalization, stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, or other similar transaction, but excluding any change that results from any exercise of Company Options to purchase Company Shares granted under the Company’s stock option or compensation plan or arrangements), the Per Share Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.
2.6    Company Equity Based Awards.
(a)    Neither Parent nor Merger Sub shall assume any Company Options in connection with the Merger or any other transactions contemplated by this Agreement. At the Effective Time, each Company Option, whether or not then exercisable or vested, by virtue of the Merger and without any action on the part of any option holder, shall be canceled and converted into the right to receive from Parent or the Surviving Corporation an amount in cash equal to the Option Consideration, subject to, and in accordance with, the terms and conditions applicable to such award (including, but not limited to, any ongoing vesting requirements or any contractually required acceleration due to the consummation of the Merger) under the Company Option Plan and the individual award agreement granted thereunder applicable to such Company Options, and without interest and subject to deduction for any required withholding Tax. To the extent not exercised prior to the Effective Time, upon the Effective Time, each Company Option that is vested and exercisable at such time pursuant to and as required by the terms of the Company Option Plan and the individual award agreement granted thereunder shall be canceled and converted into the right to receive from Parent or the Surviving Corporation, at the Effective Time, an amount in cash equal to the Option Consideration, without interest and subject to deduction for any required withholding Tax. “Option Consideration” means, with respect to each Company Option, the product of: (i) the excess, if any, of the Per Share Merger Consideration over the exercise price of such Company Option; and (ii) the number of shares of Company Common Stock that may be acquired upon exercise of such Company Option (assuming that all such Company Options are fully vested and exercisable) immediately prior to the Effective Time; provided, however, that if the exercise price per share of any such Company Option is equal to or greater than the Per Share Merger Consideration, such Company Option shall be canceled and terminated without any payment being made in respect thereof.
(b)    Neither Parent nor Merger Sub shall assume any Other Company Equity Based Award in connection with the Merger or any other transactions contemplated by this

Exhibit 2.1

Agreement. At the Effective Time, each Other Company Equity Based Award that is outstanding immediately prior to the Effective Time, by virtue of the Merger and without any action by the holder thereof, whether or not then vested, shall be canceled and converted into the right to receive from Parent or the Surviving Corporation an amount in cash, subject to, and in accordance with, the terms and conditions applicable to such award (including, but not limited to any ongoing vesting requirements or any contractually required acceleration due to the consummation of the Merger) under the Company Option Plan and the individual award agreement granted thereunder applicable to such Other Company Equity Based Award, and without interest and subject to deduction for any required withholding Tax, equal to the product of: (i) the excess, if any, of the Per Share Merger Consideration over the exercise or purchase price payable by the holder thereof upon exercise or settlement of such award (to the extent applicable); and (ii) the number of shares of Company Common Stock subject to (or deliverable under) such Other Company Equity Based Award (assuming, to the extent applicable, that all such awards are fully vested and exercisable) immediately prior to the Effective Time (or in the case of unvested, in whole or in part, and/or performance-based Other Company Equity Based Awards, the number of shares of Company Common Stock that would be issuable upon settlement of such award based on the actual achievement (in whole or in part) of the applicable performance goals as of the Effective Time, and/or under such conditions to which the award is subject under the Company Option Plan and the individual award agreement granted thereunder applicable to such Other Company Equity Based Award); provided, however, that if the exercise price per share of any such Other Company Equity Based Awards is equal to or greater than the Per Share Merger Consideration, such Other Company Based Equity Awards shall be canceled and terminated without any payment being made in respect thereof.
(c)    Neither Parent nor Merger Sub shall assume any Other Company Equity Based Award that is a Company Restricted Stock Award or Company RSU in connection with the Merger or any other transactions contemplated by this Agreement. With respect to any Other Company Equity Based Award that is a Company Restricted Stock Award or Company RSU that has not been settled immediately prior to the Effective Time (whether vested or unvested at such time) shall be canceled and converted into the right to receive from Parent or the Surviving Corporation, an amount in cash, subject to and in accordance with the terms and conditions applicable to such award (including, but not limited to, any ongoing vesting requirements or any contractually required acceleration due to the consummation of the Merger) pursuant to the Company Option Plan and the individual award agreement granted thereunder, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each such Company Restricted Stock Award and Company RSU, at the Effective Time, shall be converted into the right to receive the Per Share Merger Consideration in respect of each share underlying the Company Restricted Stock Award or Company RSU, subject to, and in accordance with, the terms and conditions applicable to such award (including, but not limited to, any ongoing vesting requirements or any contractually required acceleration due to the consummation of the Merger) under the Company Option Plan and the individual award agreement granted thereunder applicable to such Other Company Equity Based Award, and subject to any applicable Tax withholding thereof.
(d)    The Company shall take such actions as are necessary to approve and effectuate the foregoing provisions of this Section 2.6, including making any determinations and/

Exhibit 2.1

or resolutions of the Company Board (or a duly authorized committee thereof) or any administrator of a Company Option Plan as may be necessary. The Company shall not accelerate the vesting of any Company Options or Other Company Equity Based Awards to the extent it is not contractually obligated to do so.
2.7    Closing of the Company’s Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed with respect to all Company Shares outstanding immediately prior to the Effective Time. After the Effective Time, there shall be no further registration of the transfer of Company Shares. If, after the Effective Time, Company Shares are presented to the Exchange Agent, they shall be canceled and shall be exchanged for the Per Share Merger Consideration as provided for, and in accordance with the procedures set forth in this Article II.
2.8    Surrender of Company Shares.
(a)    On or prior to the Closing Date, Parent shall designate a reputable bank or trust company reasonably acceptable to the Company which is authorized to exercise corporate trust or stock powers to act as exchange agent with respect to the Merger (the “Exchange Agent”). At or prior to the Closing, Parent shall irrevocably deposit, or cause to be deposited, with the Exchange Agent a cash amount in immediately available funds necessary for the Exchange Agent to make all payments of the Merger Consideration as contemplated by Section 2.5(a)(iii). The cash amount so deposited with the Exchange Agent is referred to as the “Payment Fund.” The Exchange Agent will invest the funds included in the Payment Fund in the manner directed by Parent; provided, however, that: (i) no such investment or losses thereon shall relieve Parent or the Surviving Corporation or the Exchange Agent from making the payments of Merger Consideration required to be paid under Section 2.5(a)(iii); (ii) in the event there are any losses that result in the amount of funds in the Payment Fund being insufficient to promptly pay the portion of the aggregate Merger Consideration that remains unpaid, Parent shall immediately provide additional funds to the Exchange Agent to the extent of such insufficiency; and (iii) such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively. Any interest or other income resulting from the investment of such funds shall be the property of Parent.
(b)    As soon as practicable after the Effective Time (but in no event more than two (2) Business Days thereafter), the Surviving Corporation shall cause the Exchange Agent to mail or otherwise provide to each holder of record of Company Shares immediately prior to the Effective Time: (i) a letter of transmittal in customary form for the acquisition of a public company (which form shall not include a shareholder release of claims); and (ii) instructions for use in effecting the surrender of the Company Shares in exchange for payment of the Merger Consideration, in each case, in a customary form to be reasonably agreed upon by Parent and the Company prior to Closing. Upon receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), together with the letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Exchange Agent), the holder of such

Exhibit 2.1

Company Share shall be entitled to receive in exchange therefor, and Parent and the Surviving Corporation shall cause the Exchange Agent to pay and deliver as promptly as reasonably practicable after the Effective Time, subject to any required withholding Taxes, the Merger Consideration without interest.
(c)    If any portion of the Merger Consideration is to be paid to any Person other than the Person in whose name the Company Share is registered, it shall be a condition to such payment that: (i) such documentation as may be reasonably requested by the Exchange Agent is provided; and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of the payment to a Person other than the registered holder of such Company Share or to otherwise establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
(d)    Any portion of the Payment Fund that remains undistributed to holders of Company Shares as of the date that is one (1) year after the Closing Date shall be delivered to Parent upon demand, and any holders of Company Shares who have not theretofore surrendered such Company Shares in accordance with this Section 2.8 shall thereafter look only to Parent for satisfaction of their claims for the Merger Consideration.
(e)    Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable to any holder of Company Shares (in his or her capacity as a holder of Company Common Stock) such amounts as are required to be deducted or withheld from such consideration under the Code or any provision of state, local or foreign tax Law or under any other applicable Law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.
(f)    Neither Parent nor the Surviving Corporation shall be liable to any holder of Company Shares or to any other Person with respect to any Merger Consideration delivered to any public official pursuant to any applicable abandoned property Law, escheat Law or similar Law.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (a) the Company SEC Documents filed with the SEC on or after March 31, 2014 and prior to the Agreement Date (other than as set forth in the forward looking statements or the risk factors contained therein) or (b) in the disclosure schedule delivered by the Company to Parent (the “Disclosure Schedule”) immediately prior to the execution of this Agreement (providing that a matter disclosed in the Disclosure Schedule with respect to one representation or warranty shall also be deemed to be disclosed with respect to each other representation or warranty to the extent that it is on its face reasonably apparent from the text of such disclosure that such disclosure applies to or qualifies such other representation or warranty), the Company represents and warrants to Parent and Merger Sub as follows:
3.1    Qualifications, Organization, etc. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Michigan and has all requisite

Exhibit 2.1

corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
3.2    Subsidiaries.
(a)    Each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite and corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operations of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(b)    Part 3.2 of the Disclosure Schedule lists (i) each of the Company’s Subsidiaries as of the date hereof and its place of organization, (ii) the number and type of any capital stock of, or other voting or equity interests in, such Subsidiary that is outstanding as of the date hereof and (iii) the number and type of shares of capital stock of, or other voting or equity interests in, such Subsidiary that, as of the date hereof, are owned, directly or indirectly, by each holder.
(c)    All of the outstanding equity interests in each of the Company’s Subsidiaries: (i) have been duly authorized, validly issued and, if applicable, are fully paid and nonassessable; (ii) are owned by the Company free and clear of all Encumbrances (other than Permitted Encumbrances); (iii) are not subject to any preemptive rights or any other restriction; and (iv) were not issued in violation of any applicable Law, preemptive rights or the organizational documents of such Subsidiary.
(d)    Neither the Company nor any of the Company’s Subsidiaries (i) owns any share capital of, or any equity interest of any nature in, any other Person, other than the Company’s Subsidiaries or (ii) has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any material future investment in or material capital contribution to any other Person.
3.3    Corporate Authority; Non-contravention.
(a)    The Company has the requisite corporate power and authority to enter into this Agreement and, except for the receipt of the Company Shareholder Approval, to consummate the transactions contemplated hereby. The affirmative vote of the holders of a majority of the outstanding Company Shares having the right to vote is the only vote of the holders of the Company’s Shares required in connection with the consummation of the Merger (the “Company Shareholder Approval”). The Company Board at a duly called and held meeting, at which all directors of the

Exhibit 2.1

Company were present and voting in favor, has, pursuant to duly and unanimously adopted resolutions (which, as of the Agreement Date, have not been rescinded, modified or withdrawn in any way): (i) determined that the Merger and the other transactions contemplated hereby are fair and in the best interests of the Company and its shareholders, and declared it advisable to enter into this Agreement; (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; (iii) taken all actions necessary so that the restrictions on business combinations and shareholder vote requirements contained in the MBCA and any other applicable Law with respect to “moratorium,” “control share acquisition,” “business combination,” “fair price,” or other form of anti-takeover Laws that may purport to be applicable will not apply with respect to or as a result of the Merger, this Agreement or the transactions contemplated hereby; and (iv) subject to Section 5.3, resolved to recommend that the Shareholders of the Company vote in favor of the adoption of this Agreement and the Merger at the Company Shareholders Meeting. Except for the Company Shareholder Approval and the filing of the Certificate of Merger with the Michigan LARA, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except where such enforceability may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether enforcement is considered in a proceeding in equity or Law.
(b)    The execution, delivery and performance by the Company of this Agreement and the transactions contemplated hereby do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Body or NASDAQ other than: (i) the filing of the Certificate of Merger; (ii) compliance with the applicable requirements of the HSR Act and any other antitrust, competition or similar Laws of any foreign jurisdiction; (iii) compliance with the applicable requirements of the Exchange Act, including the filing of the Proxy Statement in connection with the Company Shareholders Meeting; (iv) compliance with the rules and regulations of NASDAQ; (v) compliance with any applicable foreign or state, securities or blue sky laws; and (vi) the other consents and/or notices set forth on Part 3.3(b) of the Disclosure Schedule (collectively, clauses (i) through (vi), the “Company Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect. The approvals of the Company Board referred to in Section 3.3(a) constitute all necessary approvals of the Company Board such that no restrictions of any takeover Laws apply to the Company with respect to this Agreement, the Merger or any of the other transactions contemplated by this Agreement.
(c)    Assuming compliance with the matters referenced in Section 3.3(b), receipt of the Company Approvals and the receipt of the Company Shareholder Approval, except as set forth in Part 3.3(c) of the Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby do not and will not: (i) contravene or conflict with the articles of

Exhibit 2.1

incorporation and bylaws of the Company, including all amendments thereto (collectively, the “Company Charter Documents”) or the organizational or governing documents of any of its Subsidiaries; (ii) contravene or conflict with in any material respect or constitute a violation in any material respect of any provision of any Law binding upon or applicable to the Company or any of its Subsidiaries or any of their respective properties or assets; (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any Top Contract binding upon the Company or any of its Subsidiaries; or (iv) result in the creation of any material Encumbrance (other than Permitted Encumbrances) upon any of the properties or assets of the Company or any of its Subsidiaries.
3.4    Capitalization.
(a)    As of the Agreement Date, the authorized capital stock of the Company consisted of 50,000,000 shares of Company Common Stock, no par value, of which 40,865,897 shares were issued and outstanding; and 5,000,000 shares of preferred stock, no par value, of the Company, of which no shares were issued or outstanding. As of the Agreement Date: (i) Zero (0) shares of Company Common Stock were held in the treasury of the Company; (ii) 2,482,736 shares of Company Common Stock were subject to issuance pursuant to outstanding stock options granted under the Company Option Plan (stock options granted by the Company pursuant to the Company Option Plan are referred to collectively herein as “Company Options”); (iii) Zero (0) shares of Company Common Stock were subject to issuance pursuant to unvested restricted stock awards granted under the Company Option Plan (restricted stock awards granted by the Company pursuant to the Company Option Plan are referred to collectively herein as “Company Restricted Stock Awards”); and (iv) 954,179 shares of Company Common Stock were subject to issuance pursuant to restricted stock unit awards granted under the Company Option Plan (restricted stock unit awards granted by the Company pursuant to the Company Option Plan are referred to collectively herein as “Company RSUs”). All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, are fully paid and nonassessable. All of the outstanding shares of Company Common Stock have been issued as uncertificated shares in book-entry form. There are no shares of Company Common Stock held by any of its Subsidiaries. Except as described in Part 3.4(a) of the Disclosure Schedule, as of the Agreement Date: (A) none of the outstanding shares of Company Common Stock are entitled or subject to any preemptive right, right of participation or any similar right or subject to any right of first refusal in favor of the Company; (B) there is no voting trust, proxy or similar Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock; (C) the Company is not under any obligation or bound by any Company Contract pursuant to which it may become obligated to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock; and (D) there are no outstanding contractual obligations or commitments of any character to which the Company or any of the Company’s Subsidiaries is a party restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of the Company or any of the Company’s Subsidiaries. The Company Option Plan is the only plan or program the Company or any of the Company’s Subsidiaries maintains under which stock options, restricted stock, restricted stock units, stock appreciation rights or other compensatory equity and equity-based awards are outstanding

Exhibit 2.1

and no awards other than Company Options, Company Restricted Stock Awards and Company RSUs were granted under the Company Stock Plan or otherwise.
(b)    Part 3.4(b) of the Disclosure Schedule sets forth a correct and complete list of all Company Options and Other Company Equity Based Awards outstanding as of the Agreement Date, including with respect to each such option or award: (i) the name of the holder thereof; (ii) the number of shares of Company Common Stock subject to such option or other award; (iii) the grant or issuance date; (iv) any applicable vesting schedule; and (v) with respect to each Company Option, (A) the exercise price and (B) the expiration date.
(c)    Except as set forth in this Section 3.4 and Parts 3.4(a) or 3.4(b) of the Disclosure Schedule, as of the Agreement Date, there are no: (i) shares of capital stock or voting securities of the Company outstanding; (ii) subscriptions, options, calls, warrants or similar rights (whether or not currently exercisable) to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of the capital stock or other securities or equity interests of the Company or of its Subsidiaries; (iii) outstanding securities, instruments or obligations that are or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; (iv) restricted shares, restricted stock units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, the Company or any of the Company’s Subsidiaries (including any Material Ownership Interests (as defined in the Company Bylaws)); or (v) rights agreement, shareholder rights plan (or similar plan commonly referred to as a “poison pill”) or Company Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.
(d)    All outstanding shares of Company Common Stock, Company Options, Company Restricted Stock Awards, Company RSUs and other securities of the Company have been issued and granted in compliance with: (i) all applicable securities Laws and other applicable Laws; (ii) the terms of the Company Stock Plan; and (iii) all requirements set forth in applicable Company Contracts. Each such grant was properly accounted for substantially in accordance with GAAP in the Company SEC Documents (including financial statements) and each Company Option has an exercise price per share of Company Common Stock equal to or greater than the fair market value of a share of the Company Common Stock on the date of such grant.
(e)    All of the shares of capital stock of the Company’s Subsidiaries identified as being held by the Company in Part 3.2 of the Disclosure Schedule have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, and are owned beneficially and of record by the Company or a wholly-owned Subsidiary of the Company, free and clear of any Encumbrances, other than restrictions on transfer imposed by applicable securities Laws.
(f)    Since March 31, 2014, the Company has not declared or paid any dividend, or declared or made any distribution on, or authorized the creation or issuance of, or issued, or authorized or effected any split-up or any other recapitalization of, any of its capital stock, or directly

Exhibit 2.1

or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock. Other than the Company Common Stock, there are no outstanding bonds, debentures, notes or other indebtedness or securities of the Company having the right to vote (or, other than the outstanding Company Stock Options and Other Company Equity Based Awards, convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote.
3.5    SEC Filings; Financial Statements.
(a)    The Company has filed or furnished (as applicable) all registration statements, forms, reports, certifications and other documents required to be filed or furnished by the Company with the SEC since March 31, 2014 (the “Company SEC Documents”) at or prior to the time so required. No Subsidiary of the Company is required to file or furnish any report, statement, schedule, form or other document with, or make any other filing with, or furnish any other material to, the SEC. As of their respective filing or submission dates (after giving effect to any amendments or supplements thereto), the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be. Except to the extent that information contained in any Company SEC Document has been revised, amended, modified or superseded (prior to the Agreement Date) by a later filed or furnished, as applicable, Company SEC Document, none of the Company SEC Documents when filed or furnished contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect.
(b)    Each of the consolidated financial statements (including the related notes) of the Company included in the Company SEC Documents: (i) complied at the time it was filed (after giving effect to any amendments or supplements thereto filed before the Agreement Date) as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing; (ii) was prepared in accordance with the books and records of the Company and its Subsidiaries and generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis during the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by the rules and regulations of the SEC, and except that the unaudited financial statements may not contain all of the footnotes required in annual audited financial statements and are subject to year-end adjustments); and (iii) fairly presented in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its Subsidiaries for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments).
(c)    The Company is and, to the Company’s Knowledge, each of its officers is, and has been since March 31, 2014, in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance

Exhibit 2.1

with management’s general or specific authorizations; (ii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to reasonably ensure that all material information concerning the Company is made known on a timely basis to the individuals responsible for the preparation of the Company SEC Documents. Since the date of the filing of the Company’s most recent annual report on Form 10-K and prior to the Agreement Date, the Company’s outside auditors and the audit committee of the Company Board have not been advised of (A) any material weaknesses or significant deficiencies in the design or operation of internal control over financial reporting which adversely affect the Company’s ability to record, process, summarize and report financial information, or (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Any material change in internal control over financial reporting and any significant deficiency or material weakness in the design or operation of internal control over financial reporting required to be disclosed in any Company SEC Document has been so disclosed and each material weakness and significant deficiency previously so disclosed has been remediated.
(d)    Each required form, report and document containing financial statements that has been filed with or submitted to the SEC by the Company since March 31, 2014 was accompanied by any certifications required to be filed or submitted by the Company’s principal executive officer and principal financial officer, as required, pursuant to the Sarbanes-Oxley Act and, to the Company’s Knowledge, at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act. The Company is in compliance in all material respects with all current listing and corporate governance requirements of NASDAQ and is in compliance in all material respects with all rules, regulations and requirements of the Sarbanes-Oxley Act that apply to the Company. None of the Company, any current executive officer of the Company or, to the Company’s Knowledge, any former executive officer of the Company has received written notice from any Governmental Body challenging or questioning the accuracy, completeness, form or manner of filing of such certifications made with respect to the Company SEC Documents filed prior to the Agreement Date.
(e)    Except as set forth in Part 3.5(e) of the Disclosure Schedule, since March 31, 2014, (i) neither the Company nor any of the Company’s Subsidiaries nor, to the Company’s Knowledge, any director, officer, employee with responsibility for bookkeeping or accounting functions, auditor or accountant of the Company or any of the Company’s Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of the Company’s Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of the Company’s Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing the Company or any of the Company’s Subsidiaries, whether or not employed by the Company or any of the Company’s Subsidiaries, has reported to the Company Board or any committee thereof or to any director or officer of the Company evidence

Exhibit 2.1

of a material violation of applicable Law, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents.
(f)    The Company has Made Available to Parent copies of all comment letters received by the Company from the SEC since March 31, 2014 relating to the Company SEC Documents, together with all written responses of the Company thereto. As of the Agreement Date, (i) there are no outstanding or unresolved comments in any such comment letters received by the Company from the SEC and (ii) to the Company’s Knowledge, none of the Company SEC Documents is the subject of any ongoing review by the SEC.
(g)    Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any “off-balance sheet arrangements” as defined in Item 303(a) of Regulation S-K promulgated under the Securities Act) where the result, purpose or intended effect of such arrangement is to avoid disclosure of any material transaction involving the Company or any of its Subsidiaries in the Company’s consolidated financial statements.
3.6    No Undisclosed Liabilities. Except as set forth in Part 3.6 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any Liabilities which would be required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except Liabilities: (a) reflected or reserved against on the balance sheet of the Company and its Subsidiaries as of March 31, 2017, including the notes thereto (the “Company Balance Sheet” and the date of such balance sheet, the “Company Balance Sheet Date”) included in the SEC Documents; (b) incurred after the Company Balance Sheet Date in the ordinary course of business consistent with past practice; (c) incurred in connection with this Agreement and the transactions contemplated hereby; or (d) that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
3.7    Interested Party Transactions. Except as disclosed in the Company SEC Documents, (i) since December 31, 2014, no event has occurred that was or would be required to be reported by the Company pursuant to Item 404 of Regulation S-K), (ii) neither the Company nor any of the Company’s Subsidiaries is indebted to any current or former director, officer or employee (except for amounts due as salaries and bonuses under employment contracts or employee benefit plans and amounts payable in reimbursement of ordinary expenses), consultant, or equity holder (or Affiliate or family member or associate thereof) of the Company or any of the Company’s Subsidiaries, and (iii) no Person referred to in clause (ii), (A) is indebted to Company or any of the Company’s Subsidiaries, (B) is a party to any Contract with the Company or any Affiliate thereof, (C) to the Company’s Knowledge, owns or has any interest in any material property (real or personal, tangible or intangible), used in or pertaining to the business of, the Company or any of the Company’s Subsidiaries other than as a result of his, her or its ownership of or interest in Company Stock or (D) to the Company’s Knowledge, has any claim or cause of action against the Company or any of the Company’s Subsidiaries.
3.8    Absence of Changes. Except in connection with this Agreement and the transactions contemplated hereby and as required by applicable Law, between the Company Balance Sheet Date and the Agreement Date: (a) the Company and its Subsidiaries have conducted their business in the

Exhibit 2.1

ordinary course consistent with past practice in all material respects; (b) there has not been any Company Material Adverse Effect; and (c) except as to the actions specified in Sections 5.2(b)(iv) and 5.2(b)(xviii), neither the Company nor any of its Subsidiaries has taken any action that, if taken after the Agreement Date, would require the prior written consent of Parent under Section 5.2(b).
3.9    Title to Assets. The Company and each of its Subsidiaries owns, and has good and valid title to, all tangible assets purported to be owned by it on the Company Balance Sheet. All of said assets are owned by the Company or one of its Subsidiaries free and clear of any Encumbrances, except for: (a) Permitted Encumbrances; and (b) Encumbrances described in Part 3.9 of the Disclosure Schedule. The Company or one of its Subsidiaries is the lessee of, and holds valid leasehold interests in, all assets purported to have been leased by them on the Company Balance Sheet.
3.10    Intellectual Property.
(a)    To the Company’s Knowledge, the Company Registered Intellectual Property is, in all material respects, valid and enforceable, and the Company has all material rights necessary to enforce all other Company Intellectual Property in the U.S. against a third party (subject to obtaining registrations from at the U.S. Copyright Office with respect to any unregistered copyrights). Neither the Company nor any of the Company’s Subsidiaries has granted any Person any exclusive rights in, to or under any Company Intellectual Property that is material to any aspect of the Company’s or any of its Subsidiaries’ businesses. Neither the Company nor any Subsidiary has, in the past six (6) years, received any written or, to the Company’s Knowledge, oral notice or claim challenging the Company’s or the applicable Subsidiary’s ownership of any Company Intellectual Property or asserting that any other Person has any claim of legal or beneficial ownership or exclusive rights with respect thereto, except for claims received more than twelve (12) months prior to the date hereof and that have been settled or otherwise fully resolved or as to which no communication has been received within the past twelve (12) months, nor, to the Company’s Knowledge, is there a reasonable basis for any such notice or claim. The closing of the transactions contemplated by this Agreement will not result in any change in the Company’s or the applicable Subsidiary’s ownership rights in any Company Intellectual Property that is material to any aspect of the Company’s or any of its Subsidiaries’ businesses. Neither the Company nor any of its Subsidiaries is subject to any outstanding or pending Restraint or Legal Proceeding with respect to any material Company Registered Intellectual Property (excluding ordinary course office actions). Neither the Company nor any of its Subsidiaries has received in the past six (6) years any written charge, complaint, claim or demand from a third party in any case which challenges or would restrict the legality, validity, enforceability, use, or ownership by the Company or any of its Subsidiaries of any Company Intellectual Property that is material to any aspect of the Company’s or any of its Subsidiaries’ businesses, except for claims received more than twelve (12) months prior to the date hereof and that have been settled or otherwise fully resolved or as to which no communication has been received within the past twelve (12) months.
(b)    To the Company’s Knowledge, the Company and its Subsidiaries own or otherwise have all necessary licenses or rights to use all Intellectual Property which is material to the conduct of the business of the Company and such Subsidiaries as currently conducted, and all

Exhibit 2.1

rights to license and sublicense all Intellectual Property which is licensed or sublicensed by the Company or any Subsidiary to any third party.
(c)    The Company and its Subsidiaries have taken commercially reasonable steps under the circumstances to protect and maintain the secrecy of all Proprietary Information that is material to the conduct of the business of the Company and such Subsidiaries as currently conducted or proposed to be conducted. To the Company’s Knowledge, there are no unauthorized uses, disclosures or misappropriations of any such Proprietary Information by any Person. To the Company’s Knowledge, for each employee, consultant and contractor who is or has been involved in the creation, invention or development of Intellectual Property for and on behalf of the Company or any Company Subsidiary that is material to the business of the Company or any Company Subsidiary (i) the Company or a Company Subsidiary has caused such employee, consultant, or contractor to assign to the Company or a Company Subsidiary such Intellectual Property, or (ii) the Company or a Company Subsidiary otherwise owns such Intellectual Property by operation of law. To the Company’s Knowledge, no such employee, consultant or contractor has incorporated any of his or her own Intellectual Property in any material Intellectual Property that is assigned by such individual to the Company and/or its Subsidiaries, and neither the Company nor any of its Subsidiaries otherwise use in the operation of their businesses any material Intellectual Property owned by any such employee, consultant or contractor. The Company and its Subsidiaries have used commercially reasonable efforts to ensure that each employee, consultant and contractor who has access to material Proprietary Information or Source Code has signed an appropriate confidentiality agreement. To the Company’s Knowledge, no Company Intellectual Property that is material to the business of the Company or its Subsidiaries is in jeopardy of being lost or abandoned through failure to act of the Company or any of its Subsidiaries.
(d)    To the Company’s Knowledge, the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe upon, misappropriate, or violate, and has not in the six (6) year period prior to the date hereof, infringed, misappropriated, or violated any Intellectual Property rights of any other Person. None of the Company or any of its Subsidiaries has received any written or, to the Company’s Knowledge, oral, charge, complaint, claim, demand, unsolicited offer to license or notice alleging any such infringement, misappropriation or violation, except for notices received more than twelve (12) months prior to the date hereof and that have been settled or otherwise fully resolved or as to which no communication has been received within the past twelve (12) months. To the Company’s Knowledge, no other Person is infringing, misappropriating or violating any Company Intellectual Property. This Section 3.10(d) constitutes the only representation and warranty of the Company with respect to any actual or alleged infringement, misappropriation, or other violation of any Intellectual Property rights of any other Person.
(e)    No Source Code for any Company Software has been delivered, licensed, or made available to any Person, other than employees, consultants and contractors of Company or its Subsidiaries or an escrow agent in connection with an escrow agreement listed on Part 3.10(e) of the Disclosure Schedule. To the Company’s Knowledge, no condition has occurred, and no circumstance or condition exists, that would be sufficient to entitle the beneficiary under any source code escrow arrangement under which the Company or any Subsidiary has deposited any Source

Exhibit 2.1

Code to require release of such Source Code. To the Company’s Knowledge, the consummation of the transactions contemplated by this Agreement will not constitute a condition sufficient to entitle the beneficiary under any source code escrow arrangement under which the Company or any Subsidiary has deposited any Source Code to require release of such Source Code.
(f)    No Company Software is subject to any “copyleft” or other similar obligation or condition that requires or conditions the distribution of such Company Software on the disclosure, licensing, or distribution of the Source Code for the Company Software.
(g)    To the Company’s Knowledge, except as set forth on Part 3.10(g) of the Disclosure Schedule, as of the date hereof, none of the Software currently marketed, licensed, distributed or used in production by the Company and its Subsidiaries (i) contains any computer code or any other procedures, routines or mechanisms which permit a third party (other than the Company and its Subsidiaries) to access such Software without authorization; or (ii) contains any element which may irreparably disrupt, disable, erase or harm operation of such Software, or cause any such Software to irreparably damage or corrupt any data, hardware, storage media, programs, equipment or communications. The Company and its Subsidiaries have in place, consistent with general industry practices, systems intended to identify and detect any such computer code.
(h)    The Company and its Subsidiaries are in material compliance with: (i) all applicable Laws relating to the security, privacy and protection of individually identifiable information that is protected by Law or by contract (including personally identifiable information) (such information, “Customer Information”), including all Laws related to data location and residence; and (ii) all of the Company’s or its Subsidiaries’ policies, procedures, practices and contractual obligations, in each case relating to security, data privacy, data protection, and the collection and use of personal information collected, used, or held for use by, or on behalf of, the Company and its Subsidiaries. To the Company’s Knowledge, the Company and its Subsidiaries maintain commercially reasonable policies, procedures, practices and security measures with respect to the physical and electronic security and privacy of Customer Information. To the Company’s Knowledge, during the six (6) years prior the date hereof, there have been no material breaches or violations of any such security measures, any unauthorized access to or unauthorized acquisition of any Customer Information or any disclosure of Customer Information that compromises the security, confidentiality or integrity of Customer Information except for any such breaches, violations, or disclosures occurring more than twelve (12) months prior to the Agreement Date and have been fully resolved and remedied. No written claim is pending against the Company or any of its Subsidiaries, nor to the Company’s Knowledge, threatened, relating to any such policy, procedure or measure, applicable Law in relation to Customer Information or any breach or alleged breach thereof.
(i)    Except as set forth on Part 3.10(i) of the Disclosure Schedule, no funding, facilities or resources of any Governmental Body, university, college, other educational institution or research center was used in the development of the Company Intellectual Property and no such entity has the right to obtain ownership of or other right or interest in or to any Company Intellectual Property.

Exhibit 2.1

(j)    Part 3.10(j) of the Disclosure Schedule sets forth a correct and complete list as of the date hereof of all Company Registered Intellectual Property, including, to the extent applicable, the jurisdictions in which each such item of Company Registered Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed. As of the Agreement Date, all necessary registration, maintenance and renewal fees in connection with the foregoing have been paid and all necessary documents and certificates in connection with the foregoing have been filed with the relevant patent, copyright, trademark or other authorities in the United States of America or foreign jurisdictions, as the case may be, for the purposes of maintaining the foregoing.
3.11    Contracts.
(a)    Part 3.11(a) of the Disclosure Schedule sets forth a true, correct and complete list, as of the Agreement Date, of the following Contracts to which the Company or any of the Company’s Subsidiaries is party or by which any of the Company’s or any of the Company’s Subsidiaries’ assets or properties are bound and under which the Company or any of the Company’s Subsidiaries has ongoing obligations or the ability to enforce rights thereunder (collectively, and together with any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act, but excluding those material contracts described in clause (iii) thereof) and is not otherwise set forth on Part 3.11(a) of the Disclosure Schedule, the “Material Contracts”):
(i)    any Contract with a total contract value in excess of $200,000 per annum that requires any Person to purchase its total requirements of any product or service from any other Person or contains “take or pay” or similar provisions but excluding subscription arrangements with suppliers that are entered into in the ordinary course of business consistent with past practice;
(ii)    any Contract that contains a “most-favored-nation” clause;
(iii)    any Contract that limits or purports to limit (or that following the consummation of the Merger, could materially limit) the ability of the Company or any of the Company’s Subsidiaries or Parent or any of its Affiliates (including the Surviving Corporation) to (A) compete in any line of business, with any Person, in any geographic area or during any period of time, including by limiting the ability to sell any particular services or products to any Persons, or (B) in the case of any Top Contract, solicit any customers or individuals for employment;
(iv)    any Contract requiring or otherwise relating to any future capital expenditures by the Company or any of the Company’s Subsidiaries in excess of $50,000 individually or $100,000 in the aggregate;
(v)    any Contract that by its terms calls for aggregate payments by or to the Company or any of its Subsidiaries under such Contract of more than $200,000 per fiscal year over the remaining term of such Contract (other than this Agreement, Contracts between or among any of the Company and any of its Subsidiaries, Contracts that are the subject of another subsection of this Section 3.11(a) or Lease Agreements);

Exhibit 2.1

(vi)    any Contract relating to the creation, incurrence, assumption or guarantee of any indebtedness in excess of $50,000 individually, other than any Contract for intercompany indebtedness for borrowed money owing by the Company to any of the Company’s Subsidiaries or any wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company;
(vii)    any Contract that provides for indemnification of the Company’s directors and executive officers or any other person who would be entitled to contractual indemnification rights (other than under the Certificate of Incorporation or Bylaws of the Company and/or its Subsidiaries) pursuant to Section 5.8 following the Closing;
(viii)    any Contract that provides for indemnification or assumption of Liability without limit as to aggregate amount but excluding any Contract with indemnification provisions for the indemnification of customers or suppliers that were entered into in the ordinary course of business;
(ix)    any Contract that relates to the acquisition or disposition of any business, a material amount of stock or assets of any Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);
(x)    any Contract that provides for the establishment or operation of any joint venture, partnership, joint development, strategic alliance or similar arrangement;
(xi)    any Contract to which a (A) Major Customer is a party or (B) Major Supplier is a party (each such Contract, a “Top Contract”);
(xii)    any Contract involving any resolution or settlement of any actual or threatened Legal Proceeding with a value in excess of $50,000 individually or that provides for any injunctive or other non-monetary relief;
(xiii)    any hedging, swap, derivative or similar Contract;
(xiv)    excluding Contracts set forth in Part 3.11(a)(xi) of the Disclosure Schedule, any Contract under which (A) the Company or any of the Company’s Subsidiaries has licensed or provided any material Company Intellectual Property to a third party, including agreements containing releases, immunities from suit, covenants not to sue or non-assertion provisions (except for (1) non-exclusive Contracts with customers of the Company or any of its Subsidiaries that are entered into in the ordinary course of business that do not grant to such customers of the Company or any of its Subsidiaries any ownership interest in any material Company Intellectual Property, (2) non-disclosure and confidentiality agreements, and (3) Contracts with employees, consultants and contractors of the Company or its Subsidiaries) and/or (B) pursuant to which material Intellectual Property is licensed or otherwise made available (including through agreements containing releases, immunities from suit, covenants not to sue or non-assertion provisions) to the Company or any of the Company’s Subsidiaries by any Person (except for (x) non-disclosure and confidentiality agreements in the Company’s standard forms, copies of which have been provided to Parent, (y) invention assignment agreements and other Contracts pursuant

Exhibit 2.1

to which employees, consultants or contractors of the Company have agreed to license to the Company and/or its Subsidiaries Intellectual Property owned by such Person and which may be incorporated into Intellectual Property assigned by such individual to the Company and/or its Subsidiaries, (z) Shrink Wrap Licenses);
(xv)    any labor, collective bargaining agreement or similar agreements;
(xvi)    any Contract with any director, officer or Affiliate of the Company or any of the Company’s Subsidiaries;
(xvii)    any Contract that (A) provides for the acceleration of the vesting of any Company Option or Other Company Equity Based Award or (B) requires the Company or any of its Subsidiaries to make any payment, in each case, as a result of the transactions contemplated by this Agreement; and
(xviii)    any Contract (in the case of a Contract with a municipality, county or similar level Governmental Body in excess of $10,000) with a Governmental Body or upper tier or prime contractor, in each case for the provision of products or services to a Governmental Body as a customer.
(b)    The Company has Made Available to Parent true, correct and complete copies of each Material Contract (including all modifications, amendments, supplements, annexes and schedules thereto and written waivers thereunder). Each Material Contract is in full force and effect and is a valid and binding agreement enforceable against the Company or any of the Company’s Subsidiaries party thereto and, to the Company’s Knowledge, any other party thereto in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar applicable Law affecting creditors’ rights generally and by general principles of equity. As of the Agreement Date, none of the Company nor any of the Company’s Subsidiaries party to, nor, to the Company’s Knowledge, any other party to any Material Contract is in material breach of or material default under, or has provided or received any written notice of any intention to terminate or seek renegotiation of, any Material Contract. To the Company’s Knowledge, no event or circumstance has occurred that, with or without notice or lapse of time or both, would (i) constitute a material breach of or material event of default by the Company, (ii) result in a right of termination for the counterparty, (iii) cause or permit the acceleration of, or other material changes to, any material right of the counterparty or obligation of the Company or (iv) result in the loss of any material benefit of the Company, in each case, under any Material Contract. Part 3.11(b) of the Disclosure Schedule sets forth all Top Contracts that require consent, approval, authorization, permits, action, filing or notification in connection with the execution, delivery and performance by the Company of this Agreement and the transactions contemplated hereby.
(c)    Except as set forth on Part 3.11(c)) of the Disclosure Schedule (and whether or not disclosed in the Company SEC Documents), (i) the Company and its Subsidiaries have no outstanding Liabilities or ongoing obligations to Compuware Corporation or its Affiliates and (ii) Compuware Corporation and its Affiliates have no right, title or interest in any Intellectual Property or other asset used by the Company and its Subsidiaries in their business.

Exhibit 2.1

3.12    Compliance with Law; Permits.
(a)    Since March 31, 2014, the Company and each of its Subsidiaries have been in compliance in all material respects with and have not been in default under or in violation of any applicable Law. Neither the Company nor any of the Company’s Subsidiaries has received any written notice or to the Company’s Knowledge, oral notice, since March 31, 2014 that remains unresolved (i) of any Legal Proceeding by any Governmental Body relating to the Company or any of the Company’s Subsidiaries or (ii) from any Governmental Body alleging that the Company or any of the Company’s Subsidiaries are not in compliance with any applicable Law in any material respect.
(b)    The Company and its Subsidiaries are in possession of, and are in compliance with, all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Body necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any Company Permit or be in compliance would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and all such Company Permits are in full force and effect, except where the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(c)    Since March 31, 2014, (i) neither the Company, any of its Subsidiaries, nor, to the Company’s Knowledge, any other Person acting on their behalf, violated or made any unlawful payment under any anti-bribery, anti-corruption or similar Laws and (ii) neither the Company nor any of its Subsidiaries has received any written notice from a Governmental Body that alleges any of the foregoing. To the Company’s Knowledge, there is no allegation, investigation or inquiry regarding the Company’s or any of its Subsidiaries’ actual or possible violation of any anti-bribery, anti-corruption or similar Laws. No director or officer of the Company or any of the Company’s Subsidiaries has, directly or indirectly, made false or misleading statements to, or attempted to coerce or fraudulently influence, an accountant in connection with any audit, review, or examination of the financial statements of the Company or any of the Company’s Subsidiaries.
3.13    Governmental Authorizations. The Company and its Subsidiaries hold all material Governmental Authorizations necessary to enable the Company and its Subsidiaries to conduct their respective businesses in the manner in which such businesses are currently being conducted. All such Governmental Authorizations are valid and in full force and effect. Except as set forth in Part 3.13 of the Disclosure Schedule: (a) to the Company’s Knowledge, the Company and its Subsidiaries are, and at all times since March  31, 2014, have been, in compliance in all material respects with the terms and requirements of such Governmental Authorizations; and (b) since March 31, 2014, neither the Company nor any of its Subsidiaries has received any notice or other communication from any Governmental Body regarding (i) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization, except in each case, for any violation, failure to comply,

Exhibit 2.1

revocation, withdrawal, suspension, cancellation, termination or modification which would not reasonably be expected to have a Company Material Adverse Effect.
3.14    Tax Matters.
(a)    Each of the material Tax Returns required to be filed by or on behalf of the Company or its Subsidiaries with any Governmental Body on or before the Closing Date: (i) has been or will be filed on or before the applicable due date (including any extensions of such due date); and (ii) has been, or will be when filed, prepared in compliance with all applicable Laws. All Taxes required to be paid by the Company or its Subsidiaries on or before the Closing Date have been or will be paid on or before the Closing Date, other than any Taxes for which adequate reserves have been established in accordance with Section 3.14(b) below.
(b)    The Company Balance Sheet fully accrues all actual and contingent Liabilities for Taxes of the Company or any of its Subsidiaries with respect to all periods through the Company Balance Sheet Date in accordance with GAAP, except for Liabilities for Taxes incurred since the Company Balance Sheet Date in the ordinary course of the operation of the business of the Company and its Subsidiaries.
(c)    No claim or Legal Proceeding is pending or, to the Company’s Knowledge, has been threatened against or with respect to the Company or any of its Subsidiaries in respect of any material Tax. There are no unsatisfied Liabilities for material Taxes (including Liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by the Company or any of its Subsidiaries with respect to any material Tax (other than Liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company or its Subsidiaries and with respect to which adequate reserves for payment have been established on the Company Balance Sheet). No extension or waiver of the limitation period applicable to any of the Tax Returns of the Company or any of its Subsidiaries has been granted (by the Company or any other Person), and no such extension or waiver has been requested by the Company. There are no liens for Taxes upon any of the assets of the Company or any of its Subsidiaries except liens for current Taxes not yet due and payable. Neither the Company nor any of its Subsidiaries has been, and the Company and its Subsidiaries will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) after the Closing pursuant to Section 481 of the Code or a determination within the meaning of Section 1313(a) of the Code or any other agreement settling Tax Liabilities or any comparable provision under state or foreign tax Laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.
(d)    No written claim has ever been made by any Governmental Body in a jurisdiction where neither the Company nor any of its Subsidiaries files a Tax Return that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.
(e)    Other than the Second Amended and Restated Tax Sharing Agreement, dated as of October 31, 2014, by and among Compuware Corporation and its Affiliates and Covisint Corporation and its Affiliates, neither the Company nor any of its Subsidiaries is a party to, is bound by, or has any contractual obligation under any Tax allocation or sharing agreement (except for

Exhibit 2.1

customary agreements to indemnify lenders or security holders in respect of Taxes or other agreements of which the primary subject matter is not Taxes).
(f)    Other than by reason of the distribution by Compuware Corporation to its shareholders of approximately 80% of the shares of Covisint Corporation as of October 31, 2014, the Company has not constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code. The Company is not, nor has it been, a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, and neither Parent nor Merger Sub will be required to withhold any Tax on the purchase of the Company by reason of Section 1445 of the Code.
(g)    Neither the Company nor any of its Subsidiaries has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or within the meaning of any similar Law to which the Company or any of its Subsidiaries may be subject, other than the affiliated group of which the Company is the common parent and the affiliated group of which Compuware Corporation was the common parent for periods ending on or before October 31, 2014.
(h)    The Company has disclosed on its federal Tax Returns all positions that would give rise to a material understatement penalty within the meaning of Section 6662 of the Code or any similar Law.
(i)    The Company has not participated, nor is it currently participating, in a “listed transaction” or a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or in a similar transaction under any corresponding or similar Law.
(j)    Any “non-qualified deferred compensation plan” (as such term is defined under Code Section 409A(d)(1) and the guidance issued thereunder) of the Company or any of its Subsidiaries under which the Company or any of its Subsidiaries is obligated to make any payments or other awards (i) is either exempt from, or is subject to and meets and has met the requirements of Code Sections 409A(a)(2), (3) and (4), (ii) is and has been operated in all material respects in operational and documentary compliance with such requirements, (iii) is and has been operated in good faith compliance with the transitional relief and all guidance and regulations provided by the Internal Revenue Service under Section 409A of the Code, and (iv) has not been funded by an off-shore arrangement described in Code Section 409A(b)(1).
3.15    Escheat of Abandoned Property.
(a)    The Company and its Subsidiaries have not filed with the appropriate Governmental Bodies, including the State of Michigan, any reports related to any abandoned or unclaimed property.
(b)    To the Company’s Knowledge, neither Company nor any of its Subsidiaries is currently under audit with respect to the Revised Uniform Unclaimed Property Act or similar laws, whether by a Governmental Body or its agent or consultant, nor has any such audit been

Exhibit 2.1

threatened by a Governmental Body or its agent or consultant, nor has a Governmental Body or its agent or consultant requested information in preparation for a potential such audit.
3.16    Employee Benefit Matters.
(a)    Part 3.16(a) of the Disclosure Schedule sets forth a true and complete list of each material “employee benefit plan” as defined in Section 3(3) of ERISA, and any other pension, retirement, incentive, bonus, employment, consulting, change in control, retention, severance, deferred compensation, cafeteria, medical, disability, stock purchase or equity based compensation plan, policy, program, practice, agreement, understanding or arrangement (whether formal or informal, written or oral) providing compensation or other benefits to any current or former director, officer, employee or consultant of the Company or any Subsidiary (or to any dependent or beneficiary thereof) (collectively, “Company Employees”), which is maintained, sponsored or contributed to by the Company or any Subsidiary, or under which the Company or any Subsidiary has any material Liability, whether actual or contingent (each a “Company Benefit Plan”). The Company has made available to Parent copies of all material documents evidencing the terms of each Company Benefit Plan, including all amendments thereto and all related trust documents, to the extent applicable. Each Company Benefit Plan has been administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code.
(b)    (i) Each Company Benefit Plan which is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the IRS as to its qualified status or may rely upon an opinion letter for a prototype plan and, to the Company’s Knowledge, no event has occurred that would reasonably be expected to result in a disqualification of any such Company Benefit Plan; (ii) to the Company’s Knowledge, there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code, other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan that would reasonably be expected to result in a Company Material Adverse Effect; and (iii) no suit, administrative proceeding, Action or other litigation has been brought, or to the Company’s Knowledge, is threatened against or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefit claims and appeals).
(c)    No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) or other pension plan subject to Title IV of ERISA. The Company has no Liability under Title IV of ERISA, and no condition exists that presents a material risk to the Company of incurring or being subject (whether primarily, jointly or secondarily) to a material Liability thereunder.
(d)    Except as set forth in Part 3.16(d) of the Disclosure Schedule, the consummation of any of the transactions contemplated by this Agreement, alone or in combination with a termination of any employee, officer, director, shareholder or other service provider of the Company or its Subsidiaries (whether current, former or retired) or their beneficiaries, will not give rise to any material Liability under any Company Benefit Plan, or accelerate the time of payment or funding or vesting or increase the amount of compensation or benefits due to any such person. No amount that could be received (whether in cash or property or the vesting of property), as a

Exhibit 2.1

result of the consummation of any of the transactions contemplated by this Agreement, by any employee, officer, director, shareholder or other service provider of the Company or its Subsidiaries who is a disqualified individual (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any Company Benefit Plan would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code. Neither the Company nor any of its Subsidiaries has any indemnity obligation on or after the Effective Time for any Taxes imposed under Section 4999 or 409A of the Code. Neither the Company nor any of the Company’s Subsidiaries has any material Liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees or directors of the Company or the Company’s Subsidiaries except as required to comply with Section 4980B of the Code or any similar state law provision. Each Company Benefit Plan that is a “group health plan” (as defined in Code Section 5000(b)) has at all times been in material compliance with the provisions of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and any similar applicable Law.
(e)    Except as set forth in Part 3.16(e) of the Disclosure Schedule or as required by Law, no Company Benefit Plan or any other arrangement provides any post-employment medical, welfare or life insurance benefit coverage.
(f)    There is no pending or, to the Company’s Knowledge, threatened: (i) strike; (ii) work stoppage; or (iii) other labor dispute against the Company that may interfere with the business activities of the Company, except in the case of (iii) where such dispute would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Part 3.16(f) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is party to any collective bargaining agreement or collective bargaining relationship with any labor organization.
(g)    To the Company’s Knowledge, (i) each Company Benefit Plan that is maintained outside the United States (an “International Employee Plan”) is, and has been, established, registered (where required), qualified, administered, operated, funded (where required) and invested in compliance in all material respects with the terms thereof and applicable Law, (ii) with respect to each material International Employee Plan, all required material filings and reports have been made in a timely manner with all Governmental Bodies, (iii) all material obligations of the Company and the Company’s Subsidiaries to or under the material International Employee Plans (whether pursuant to the terms thereof or applicable Law) have been satisfied, and there are no outstanding material defaults or violations thereunder by the Company or any of the Company’s Subsidiaries, (iv) full payment has been made in a timely manner of all material amounts which are required to be made as contributions, payments or premiums to or in respect of any International Employee Plan under applicable Law or under any International Employee Plan, (v) no material Taxes, penalties or fees are owing or assessable under any such International Employee Plan, (vi) to the Company’s Knowledge, no event has occurred with respect to any material registered International Employee Plan which would result in the revocation of the registration of such International Employee Plan, or which would entitle any Person (without the consent of the sponsor of such International Employee Plan) to wind up or terminate any such International Employee Plan, in whole or in part, or would otherwise reasonably be expected to have an adverse effect on the tax status of any such material International Employee Plan and (vii) no contribution holidays have been taken under any of the material International Employee Plans, and there have been no

Exhibit 2.1

material withdrawals of assets or transfers from any material International Employee Plan, except in accordance with applicable Law.
(h)    To the Company’s Knowledge, all contracts of employment with any employee of the Company or any of the Company’s Subsidiaries who provide services outside the United States (“Foreign Employees”), director or consultant can be terminated by three (3) months’ notice or less given at any time without giving rise to any claim for damages, severance pay, or compensation (other than a statutory redundancy payment applicable by virtue of applicable Law, compensation for unfair dismissal applicable by virtue of applicable Law or compensation for services rendered prior to such termination).
3.17    Labor and Employment Matters.
(a)    The Company and each of the Company’s Subsidiaries are in material compliance with all applicable Law respecting employment and employment practices, terms and conditions of employment, occupational safety and health and workers’ compensation, employee classification and wages and hours, including, to the extent applicable, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act, as amended, and state anti-discrimination Laws. As of the Agreement Date, (i) there are no material charges, complaints, audits or investigations pending or scheduled by any Governmental Body pertaining to the employment practices of the Company or, to the Company’s Knowledge, otherwise threatened in writing against it, and (ii) no written complaints relating to employment practices of the Company have been made to any Governmental Body or submitted to the Company. To the Company’s Knowledge, neither the Company nor any of the Company’s Subsidiaries has any direct or indirect material liability with respect to any misclassification of any person as an independent contractor rather than as an “employee,” or with respect to any Company Employee leased from another employer.
(b)    The Company and each of the Company’s Subsidiaries, with respect to each Company Employee: (i) has withheld and reported all amounts required by applicable Law or by agreement to be withheld and reported with respect to wages, salaries and other payments to such employees, consultants, independent contractors and directors, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body, with respect to unemployment compensation benefits, social security or other benefits or obligations for such employees, consultants, independent contractors and directors (other than routine payments to be made in the normal course of business and consistent with past practice).
(c)    Neither the Company nor any of the Company’s Subsidiaries is a party to, or otherwise bound by, any collective bargaining agreement, Contract or understanding with a labor union, organization, group or association, works council or other employee representative body. The Company and each of the Company’s Subsidiaries are in compliance in all material respects with the terms of the collective bargaining agreements and applicable Law with respect thereto. To the Company’s Knowledge, neither the Company nor any of the Company’s Subsidiaries is subject

Exhibit 2.1

to any charge, demand, petition or representation proceeding seeking to compel, require or demand it to bargain with any labor union, organization, group or association, works council or other employee representative body. To the Company’s Knowledge, neither the Company nor any of the Company’s Subsidiaries has experienced any union organizational or decertification activities and no such activities are currently underway or threatened by, on behalf of or against any labor union, organization, group or association, works council or other employee representative body. There is no pending or, to the Company’s Knowledge, threatened in writing, labor strike, lockout, slowdown or work stoppage involving the Company or any of the Company’s Subsidiaries or their employees, nor have there been any such labor strikes, lockouts, slowdowns or work stoppages in the last five (5) years. Neither the Company nor any of the Company’s Subsidiaries has informed and consulted or is required to inform and/or consult any works council or similar body in connection with the signing of this Agreement and the transactions contemplated hereunder.
(d)    WARN Act. Since March 31, 2014, neither the Company nor any of the Company’s Subsidiaries has implemented any plant closing or layoff of employees that implicated the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar applicable Law, and no such action will be implemented without advance notice and consent of Parent.
(e)    Key Employees. As of the Agreement Date, (i) no employee who has target annual cash compensation of at least $200,000 has given written notice that such employee is resigning or, to the Company’s Knowledge, intends to resign within 90 days following consummation of the transactions contemplated herein, and (ii) the Company has not given any notice to terminate any such employee.
3.18    Real Property; Leasehold.
(a)    Neither the Company nor any of its Subsidiaries owns a fee interest in any real property.
(b)    Part 3.18(b) of the Disclosure Schedule sets forth a true and complete list of all real property leased, subleased or otherwise occupied by the Company or any of the Company’s Subsidiaries (each, a “Leased Real Property”). The Company has Made Available to Parent complete and correct and executed copies of each lease, sublease or other occupancy agreement, in each case including all amendments thereto (each, a “Lease Agreement”) for each Leased Real Property. All of the Lease Agreements are valid and binding obligations of the Company or one of the Company’s Subsidiaries, as applicable, and are in full force and effect. The Company or one of the Company’s Subsidiaries has a valid leasehold, subleasehold or similar interest in each Leased Real Property, to the Company’s Knowledge, free and clear of all Encumbrances except for Permitted Encumbrances. Either the Company or one of the Company’s Subsidiaries, as applicable, has performed all material obligations required to be performed by it to date under each Lease Agreement, and there are no outstanding material defaults or circumstances which, upon the giving of notice or passage of time or both, would constitute a material default or breach by the Company or any of the Company’s Subsidiaries or, to the Company’s Knowledge, by any counterparty under any Lease Agreement.

Exhibit 2.1

(c)    The premises demised pursuant to the Lease Agreements are in all material respects in sufficient condition for the operation of the Company’s business as currently conducted by the Company.
3.19    Insurance. Part 3.19 of the Disclosure Schedule sets forth a true, complete and correct list of all material insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers or directors of the Company and the Company’s Subsidiaries (each a “Company Insurance Policy”). Each such Company Insurance Policy is in full force and effect and all premiums due thereon as of the Agreement Date have been paid in full. To the Company’s Knowledge: (a) neither the Company nor any of its Subsidiaries is in material breach or default under any Company Insurance Policy; and (b) no event has occurred which, with notice or lapse of time, would constitute a material breach or default, or permit termination or material modification, under any Company Insurance Policy. Neither the Company nor any of the Company’s Subsidiaries has received any notice of cancellation or non-renewal with respect to any such policy or coverage, and no insurer under any such policy or coverage has questioned, disputed or denied or, to the Company’s Knowledge, threatened to dispute or deny any material claim thereunder. Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby nor compliance by the Company with any of the provisions herein will result in the termination or cancellation of such Company Insurance Policies.
3.20    Legal Proceedings.
(a)    As of the Agreement Date, there is no Legal Proceeding pending (or, to the Company’s Knowledge, threatened): (i) by any Governmental Body with respect to the Company or any of its Subsidiaries; (ii) that involves a controversy over $50,000; (iii) that if determined adversely would have or would reasonably be expected to have a Company Material Adverse Effect; or (iv) that challenges or seeks to prevent, delay or make illegal the Merger or any of the other transactions contemplated by this Agreement. As of the Agreement Date, there is no existing (or, to the Company’s Knowledge, threatened) Restraint to which the Company, its Subsidiaries or any of the assets owned or leased by the Company or its Subsidiaries, is subject. Part 3.20(a) of the Disclosure Schedules sets forth a true, correct and complete list of all Legal Proceedings, investigations and examinations resolved or settled between January 1, 2014 and the Agreement Date that would be, but for such resolution or settlement, material to the Company and the Company’s Subsidiaries, taken as a whole.
(b)    Except as set forth on Part 3.20(b) of the Disclosure Schedule (and whether or not set forth in the Company SEC Documents), neither the Company nor any of its Subsidiaries has any outstanding Liabilities under the Settlement Agreement and the Settlement Agreement fully and finally resolved all matters in dispute among the parties thereto.
3.21    Environmental Matters. Except for such matters as would not reasonably be expected to have a Company Material Adverse Effect:
(a)    the Company and its Subsidiaries are in compliance with all applicable Environmental Laws, which compliance includes the possession and maintenance of, and

Exhibit 2.1

compliance with, all permits required under applicable Environmental Laws for the operation of the business of the Company and its Subsidiaries;
(b)    there are no pending or, to the Company’s Knowledge, threatened, demands, claims, investigations, proceedings, information requests, or notices against the Company or its Subsidiaries or, to the Company’s Knowledge, any property leased by the Company or its Subsidiaries alleging non-compliance with or Liability under any Environmental Law; and
(c)    neither the Company nor any of its Subsidiaries has stored, released, used or disposed of any Hazardous Substances in a manner that would reasonably be expected to give rise to Liability under any Environmental Laws.
3.22    Customers; Suppliers. Part 3.22 of the Disclosure Schedule sets forth a correct and complete list, as of the Agreement Date of (a) the third party customers, resellers and/or distributors that make up no less than sixty-five percent (65%) of the revenue of the Company and the Company’s Subsidiaries, taken as a whole, for the combined two-year period ended March 31, 2017 (each, a “Major Customer”) and the amount of consideration paid to the Company and the Company’s Subsidiaries by each Major Customer during such period and (b) the top ten (10) third party suppliers and service providers for the Company and the Company’s Subsidiaries, taken as a whole, for the two-year period ended March 31, 2017 (each, a “Major Supplier”) and the amount of consideration paid to each Major Supplier by the Company and the Company’s Subsidiaries during such period. To the Company’s Knowledge, during the twelve (12) month period prior to the Agreement Date, neither the Company nor any of its Affiliates (including the Company’s Subsidiaries) has received from any Major Customer or Major Supplier any serious indication of an intent to cancel, terminate or otherwise adversely modify in any material respect its relationship with, or materially decrease its usage of, the Company or any of the Company’s Subsidiaries or their services.
3.23    Sanctions Laws.
(a)    The Company and its Subsidiaries, taken as a whole, conduct, and have at all times within the past five (5) years conducted, all trade activities in compliance with all Sanctions Laws applicable to or governing the conduct of the Company’s and its Subsidiaries’ business. Without limiting the foregoing, since March 31, 2012: (i) the Company and its Subsidiaries have obtained all export licenses or other authorizations and invoked all license exceptions related to any activity of the Company and its Subsidiaries that is governed by Sanctions Laws (collectively, “Trade Authorizations”), including authorizations (whether licenses, approvals, license exceptions or license exemptions) required for (A) the import, export or re-export of products, services, software and technologies, (B) releases of technologies and software to non-U.S. nationals whether located in the United States or abroad, and (C) transactions with foreign persons; (ii) the Company and its Subsidiaries are and have been in compliance with the material terms of all applicable Trade Authorizations; and (iii) there are no pending actions, investigations or inquiries by any Governmental Body with respect to Sanctions Laws involving the Company or its Subsidiaries (nor, to the Company’s Knowledge, has any such action, investigation or inquiry been threatened in writing).

Exhibit 2.1

(b)    None of the Company or any of its Subsidiaries or, to the Company’s Knowledge, any officer or director of the Company is currently the subject or the target of any sanctions administered or enforced by the U.S. government, including the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State (including the designation as a “specially designated national” or “blocked person”), the United Nations Security Council, the European Union, Her Majesty’s Treasury, or any other relevant sanctions authority in any jurisdiction where the Company or any of its Subsidiaries conducts material business (collectively, “Sanctions”), nor is the Company or any of its Subsidiaries located, organized or resident in Cuba, Iran, North Korea, Sudan, Syria and the Crimea region of Ukraine (each, a “Sanctioned Country”).
(c)    Neither the Company nor any of the Company’s Subsidiaries, directly or indirectly, has or in the past five (5) years has had, directly or indirectly, any transactions with or investments in any Sanctioned Person or Sanctioned Country.
(d)    Part 3.23(d) of the Disclosure Schedule sets forth the export control classification number for each of the Company’s products.  The export control classification numbers are true and correct in all respects, and none of the Company’s products are subject to the International Traffic in Arms Regulations (ITAR).
3.24    Fairness Opinion. The Company Board has received the opinion of Evercore Group L.L.C. to the effect that, as of the date of such opinion and subject to the limitations, qualifications and assumptions set forth therein, the Per Share Merger Consideration is fair, from a financial point of view, to the holders of Company Shares and, as of the Agreement Date, such opinion has not been withdrawn, revoked or modified.
3.25    Brokers. Except for Evercore Group L.L.C., no broker, finder or investment banker is entitled to any brokerage, finder’s, opinion, success, transaction fee or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by the Company.
3.26    Appraisal Rights. The Company Board has not adopted any resolution that would have the effect of granting the Company’s shareholders dissenter’s or appraisal (or similar) rights.
3.27    Information in Proxy Statement. The Proxy Statement (and any amendment thereof or supplement thereto), at the date first mailed to the Company’s shareholders or at the time of the Company Shareholders Meeting, or at the time of any amendment or supplement thereof, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Proxy Statement that are supplied by Parent or Merger Sub or their Representatives expressly for inclusion or incorporation by reference in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with applicable federal securities Laws and the rules and regulations thereunder.

Exhibit 2.1

3.28    No Other Representations.
(a)    Except for the representations and warranties contained in this Article III and in any certificate delivered by the Company hereunder, neither the Company nor any other Person acting on behalf of the Company, makes any representation or warranty, express or implied with respect to the Company, its Subsidiaries or their respective businesses or with respect to any other information provided to Parent, Merger Sub or their Representatives or Affiliates in connection with the transactions contemplated in this Agreement.
(b)    Neither the Company, its Subsidiaries nor any other Person will have or be subject to any liability or indemnification obligation to Parent, Merger Sub or any other Person resulting from the distribution to Parent, Merger Sub or its or their respective Representatives or Affiliates, or Parent’s, Merger Sub’s or their Representatives’ or Affiliates’ use of, any such information, including any information, documents, projections, forecasts or any other material made available to Parent, Merger Sub or their Representatives or Affiliates in the Data Room or management presentations in connection with Parent’s and Merger Sub’s consideration and review of the transactions contemplated in this Agreement, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article III or any certificate delivered by the Company hereunder.
(c)    Except for the representations and warranties set forth in Article IV, the Company hereby acknowledges and agrees that: (i) neither Parent nor Merger Sub nor any of their Subsidiaries, or any of their respective Affiliates or Representatives or any other Person, has made or is making any other express or implied representation or warranty with respect to Parent or Merger Sub or their respective businesses or operations, including with respect to any information provided or made available to the Company or any of their respective Affiliates or Representatives or any other Person; and (ii) it is not relying and has not relied on any other representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied.
(d)    Nothing in the foregoing paragraphs of this Section 3.28 shall in any way lessen or limit the representations and warranties of the Company in this Article III or the covenants or agreements of the Company in this Agreement, as well as Parent and Merger Sub’s right to rely upon such representations, warranties, covenants and agreements.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Except as disclosed in the disclosure schedule delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:
4.1    Qualifications; Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership,

Exhibit 2.1

leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, restrict, prevent, prohibit, impede or materially delay the consummation of Merger and the transactions contemplated by this Agreement or prevent or materially impair the ability of Parent or Merger Sub to satisfy the conditions precedent to the Merger (any such prevention, delay or impairment, a “Parent Material Adverse Effect”).
4.2    Corporate Authority; Non-contravention.
(a)    Each of Parent and Merger Sub has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors of each of Parent and Merger Sub and by Parent, as the sole shareholder of Merger Sub, and except for the filing of the Certificate of Merger with the Michigan LARA, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except where such enforceability may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether enforcement is considered in a proceeding in equity or Law.
(b)    The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the Merger by Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Body other than: (i) the filing of the Certificate of Merger; (ii) compliance with the applicable requirements of the HSR Act and any other antitrust, competition or similar Laws of any foreign jurisdiction; and (iii) the other consents and/or notices set forth on Part 4.2(b) of the Parent Disclosure Schedule (collectively, clauses (i) through (iii), the “Parent Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
(c)    Assuming compliance with the matters referenced in Section 4.2(b), and receipt of the Parent Approvals, the execution, delivery and performance by each of Parent and Merger Sub of this Agreement, the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby do not and will not: (i) contravene or conflict with the organizational documents of Parent or Merger Sub; (ii) contravene or conflict with in any material respect or constitute a violation in any material respect of any provision of any Law binding upon or applicable to Parent or Merger Sub or any of their respective properties or assets; or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a

Exhibit 2.1

material benefit under any material contract binding upon Parent or Merger Sub or result in the creation of any Encumbrance (other than Permitted Encumbrances) upon any of the properties or assets of Parent or Merger Sub, other than, in the case of clauses (ii) or (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Encumbrance that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
4.3    No Legal Proceedings Challenging the Merger. As of the Agreement Date: (a) there is no Legal Proceeding pending against Parent or Merger Sub that challenges or seeks to prevent, delay or make illegal, the Merger or any other transaction contemplated by this Agreement; and (b) to Parent’s knowledge, no Legal Proceeding has been threatened against Parent or Merger Sub that challenges or seeks to prevent, delay or make illegal, the Merger or any other transaction contemplated by this Agreement.
4.4    Activities of Merger Sub. Merger Sub was formed solely for the purpose of effecting the Merger. Merger Sub has not and will not engage in any activities other than those contemplated by this Agreement and has, and will have as of immediately prior to the Effective Time, no Liabilities other than those contemplated by this Agreement.
4.5    Information Supplied. None of the information supplied or to be supplied to the Company in writing by or on behalf of Parent, Merger Sub or any of their respective Affiliates expressly for inclusion or incorporation by reference in the Proxy Statement will, at the time such document is filed with the SEC, at any time such documents are amended or supplemented or at the time such documents are first published, sent or given to the Company’s shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
4.6    Availability of Funds. Parent has available to it as of the Agreement Date and will have available to it at the Effective Time sufficient funds to consummate the Merger, including payment in full for all Company Shares outstanding at the Effective Time. Each of Parent and Merger Sub expressly acknowledge and agree that its obligation to consummate the Merger and the other transactions contemplated by this Agreement is not subject to any condition or contingency with respect to financing.
4.7    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s, opinion, success, transaction fee or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by Parent or Merger Sub.
4.8    Interested Shareholder. None of Parent, Merger Sub, any of Parent’s Subsidiaries and any of their respective Affiliates, is or has been, an “interested shareholder” of the Company as defined in Section 778(2) of the MBCA. None of Parent, Merger Sub nor any of their respective Affiliates owns (directly or indirectly, beneficially or of record) or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting, or disposing of, in each case, any shares of capital stock of the Company (other than as contemplated by this Agreement).

Exhibit 2.1

4.9    No Other Company Representations or Warranties. Except for the representations and warranties set forth in Article III, each of Parent and Merger Sub hereby acknowledges and agrees that: (a) neither the Company nor any of its Subsidiaries, nor any of their respective Affiliates or Representatives nor any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses or operations, including with respect to any information provided or made available to Parent, Merger Sub or any of their respective Affiliates or Representatives or any other Person; and (b) it is not relying and has not relied on any other representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied.
ARTICLE V
COVENANTS
5.1    Access and Investigation. Subject to the Confidentiality Agreement, during the period commencing on the Agreement Date and ending on the earlier of: (a) the Effective Time; and (b) the termination of this Agreement pursuant to Section 7.1 (such period being referred to herein as the “Interim Period”), the Company shall: (i) provide Parent and Parent’s Representatives with reasonable access during normal business hours, upon reasonable notice by Parent, to the respective Representatives of the Company and each of its Subsidiaries, and to the books, records, Tax Returns, material operating and financial reports, work papers and other documents and information relating to the Company and its Subsidiaries; and (ii) permit Parent’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of the Company and, with the Company’s consent (such consent not to be unreasonably withheld, conditioned or delayed), to the employees of the Company and its Subsidiaries to discuss such matters as Parent may reasonably deem necessary or appropriate. Information obtained by Parent or Merger Sub pursuant to this Section 5.1 will constitute “Evaluation Material” under the Confidentiality Agreement and will be subject to the provisions of the Confidentiality Agreement. Nothing in this Section 5.1 will require the Company or any of its Subsidiaries to permit any inspection, or to disclose or provide any access to any information, that in the reasonable judgment of the Company would: (A) violate any of its or its Affiliates’ respective obligations with respect to confidentiality to any Person or otherwise breach, contravene or violate, or constitute a default under, or give any Person the right to terminate or accelerate any obligations under, any Contract in effect as of the date hereof to which the Company or any of its Subsidiaries is a party; (B) result in a violation of applicable Law; or (C) reasonably be expected to violate or result in a waiver, loss or impairment of any attorney-client privilege or work product doctrine or similar applicable privilege or legal protection. Any investigation conducted pursuant to this Section 5.1 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company or any of its Subsidiaries or create a reasonable risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries, shall be subject to the Company’s existing security measures and insurance requirements, and shall not include the right to perform invasive testing without the Company’s prior written consent, in its sole discretion. The terms and conditions of the Confidentiality Agreement shall apply to any information obtained by Parent or any of its Representatives in connection with any investigation conducted pursuant to this Section 5.1. Nothing in this Section 5.1 or elsewhere in this Agreement shall be construed to require the Company, any of its Subsidiaries or any Representatives of any of

Exhibit 2.1

the foregoing to prepare any appraisals or opinions. No information or knowledge obtained by Parent or Merger Sub pursuant to this Section 5.1 or otherwise shall affect or be deemed to affect or modify any representation, warranty, covenant or agreement made by the Company contained herein, the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof or otherwise prejudice in any way the rights and remedies of Parent or Merger Sub hereunder, nor shall any such information, knowledge or investigation be deemed to affect or modify Parent’s or Merger Sub’s reliance on the representations, warranties, covenants and agreements made by the Company in this Agreement.
5.2    Operation of the Company’s Business.
(a)    Except as expressly contemplated, required or permitted by this Agreement, as required by applicable Law, as set forth in Part 5.2(a) of the Disclosure Schedule or as consented to in writing by Parent (which consent will not be unreasonably withheld, conditioned or delayed), during the Interim Period, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in all material respects in the ordinary course of business and consistent with past practices and in compliance in all material respects with applicable Law, and the Company will use and will cause its Subsidiaries to use commercially reasonable efforts to (i) maintain and preserve intact its (A) business organization, assets and technology, and (B) present relationships with those Persons having significant business relationships with the Company or its Subsidiaries, (ii) keep available the services of its current executive officers and key employees and (iii) maintain in effect all material Governmental Authorizations.
(b)    Without limiting the generality of the foregoing, except as expressly contemplated, required or permitted by this Agreement, as required by applicable Law, as set forth in Part 5.2(b) of the Disclosure Schedule, or as consented to in writing by Parent (which consent will not be unreasonably withheld, conditioned or delayed with respect to clauses (viii), (x), (xi), (xii), (xiii), (xviii), (xxi) and (xxii) below), during the Interim Period, the Company shall not, and shall not cause, permit or authorize any of its Subsidiaries to:
(i)    amend or permit the adoption of any amendment to the Company Charter Documents;
(ii)    effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;
(iii)    declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock; split, combine or reclassify any capital stock; or acquire, redeem or otherwise reacquire any shares of capital stock or other securities, other than pursuant to the Company’s right to acquire restricted shares of Company Common Stock held by a Company Employee upon termination of such Company Employee’s employment;
(iv)    sell, issue, grant or authorize the sale, issuance, or grant of: (A) any capital stock or other security; (B) any option, call, warrant or right to acquire any capital stock or other security; or (C) any instrument convertible into or exchangeable for any capital stock or other

Exhibit 2.1

security, except that: (x) the Company may issue shares of Company Common Stock pursuant to the exercise of Company Options or the vesting of any Other Company Equity Based Award under the Company Option Plan, in each case, to the extent such Company Options or Other Company Equity Based Awards are outstanding on the Agreement Date; and (y) the Company may adopt a shareholder rights plan in response to an Acquisition Proposal and issue rights to Company shareholders in connection therewith;
(v)    amend any term of any Company Security or any security of any of the Company’s Subsidiaries (in each case, whether by merger, consolidation or otherwise);
(vi)    adopt any plan of merger, consolidation, reorganization, liquidation or dissolution of the Company or any of the Company’s Subsidiaries, file a petition in bankruptcy under any provisions of federal or state bankruptcy Law on behalf of the Company or any of the Company’s Subsidiaries or consent to the filing of any bankruptcy petition against the Company or any of the Company’s Subsidiaries under any similar Law;
(vii)    create any Subsidiary of the Company or any of the Company’s Subsidiaries or establish a branch or other permanent establishment of the Company or any of the Company’s Subsidiaries;
(viii)    make or forgive any loan to any Person (other than advances to Company Employees in the ordinary course of business consistent with past practice for travel and other routine expense reimbursement), or incur or guarantee any indebtedness for borrowed money;
(ix)    other than as required by GAAP or SEC rules and regulations, change any of its methods of accounting or accounting practices in any material respect;
(x)    change in any material respect the policies or practices regarding the collection or payment of accounts receivable or accounts payable or fail to comply in any material respect with such policies or practices;
(xi)    except in the ordinary course of business consistent with past practice, (A) accelerate, terminate (unless such termination occurs by its terms), cancel, materially amend, grant a material waiver under or otherwise materially modify any Material Contract or Lease Agreement or any Contract that would constitute a Material Contract if in effect as of the Agreement Date or (B) enter into any Lease Agreement or any Contract that would constitute a Material Contract if in effect as of the Agreement Date;
(xii)    make any capital expenditures in excess of $100,000 in the aggregate;
(xiii)    grant or suffer to exist any material Encumbrance on any properties or assets, tangible or intangible, of the Company or any of the Company’s Subsidiaries other than Permitted Encumbrances;
(xiv)    sell, lease, pledge, abandon, license, assign or otherwise dispose of any of the material tangible or intangible assets, properties or rights of the Company or any of the

Exhibit 2.1

Company’s Subsidiaries except for (A) non-exclusive licenses of Company Intellectual Property in the ordinary course of business consistent with past practice and (B) the sale, lease, license or disposal of the products and services of the Company and its Subsidiaries in the ordinary course of business;
(xv)    make any Company Software available to the public, or cause such Company Software to be subject to any “copyleft” or other similar obligation or condition that requires or conditions the distribution of such Company Software on the disclosure, licensing, or distribution of the Source Code for the Company Software, except to the extent the same has been in accordance with past practices that have been disclosed to Parent prior to the Agreement Date;
(xvi)    purchase or acquire, directly or indirectly (including by merger, consolidation, or acquisition of stock or assets or any other business combination), any corporation, partnership, other business organization or division thereof or any other business or any equity interest in or all or substantially all of the assets of any Person;
(xvii)    enter into a new line of business or abandon or discontinue any existing line of business;
(xviii)    settle, pay, discharge or satisfy any Legal Proceeding (other than a Shareholder Proceeding, which is addressed exclusively in Section 5.12) where such settlement, payment, discharge or satisfaction would (A) require the payment by the Company and/or any of the Company’s Subsidiaries of an amount in excess of $50,000 or (B) impose any material restrictions or limitations upon Parent, Merger Sub, the Company and/or their Affiliates (including the Surviving Corporation) or their operations or business, whether before, on or after the Effective Time;
(xix)    commence any Legal Proceeding other than for the routine collection of invoices or enforcement of this Agreement;
(xx)    except as required by applicable Law or agreements existing as of the Agreement Date, (A) pay bonuses or increase the compensation payable or that could become payable by the Company or any of the Company’s Subsidiaries to directors, officers or employees, (B) enter into any new or amend in any material respect, any existing employment, indemnification, severance, retention, change in control or similar agreement with any of its past or present directors, officers or employees, (C) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights under any Company Benefit Plan, International Employee Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefit Plan or International Employee Plan if it were in existence as of the Agreement Date, except in each case as permitted by Section 2.6, (D) enter into any third party Contract with respect to a Company Benefit Plan or International Employee Plan (including contracts for the provision of services to such Company Benefit Plan or International Employee Plan, including benefits administration), (E) except in each case as permitted by Section 2.6, accelerate any rights or benefits or, other than in the ordinary course of business and consistent with past practice, make any determinations or interpretations with respect to any Company Benefit Plan or International Employee Plan with respect to the matters described in Section 2.6, (F) grant or amend any equity

Exhibit 2.1

or equity-based awards except as required by the Company Option Plan or as provided in Sections 2.6 or 5.2(b)(iv) or (G) (1) hire, replace, or terminate the employment or services of any executive officer or key employee (other than for cause) or (2) replace a departing executive officer; provided, that, in the case of clause (2) such consent not to be unreasonably withheld, conditioned or delayed so long as the compensation to be paid to the replacement executive officer is on substantially the same terms as the compensation paid to such departing executive officer); provided, further, that no such prior written consent shall be required to hire or replace a Person who is not an executive officer so long as the compensation to be paid to such Person shall not exceed $100,000 per annum;
(xxi)    undertake any internal reorganization;
(xxii)    cancel, fail to renew, fail to continue to prosecute, fail to protect or defend, abandon or allow to lapse any Company Intellectual Property material to the conduct of the business of the Company and its Subsidiaries, other than if the Company determines in its reasonable judgment that maintaining, prosecuting, protecting, defending, and/or renewing such Company Intellectual Property is no longer in the best interest of the Company or its Subsidiaries;
(xxiii)    settle or compromise any material claim relating to Taxes, amend any material Tax Return, or make or change any material Tax election;
(xxiv)    enter into any transaction that, if it existed on the Agreement Date, would be required to be disclosed in Part 3.7 of the Disclosure Schedule; or
(xxv)    authorize any of, or commit, resolve, propose or agree in writing or otherwise to take any of, the foregoing actions.
5.3    No Solicitation by the Company; Other Offers.
(a)    Subject to Section 5.3(b) and the remainder of this Section 5.3, from the Agreement Date until the earlier of the Effective Time and the date on which this Agreement is terminated pursuant to Section 7.1, the Company shall not, nor shall it authorize or permit any of its Subsidiaries or authorize or direct any of its or their respective Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage or knowingly facilitate the making, submission or announcement of an Acquisition Proposal; (ii) other than informing Persons of the provisions contained in this Section 5.3, enter into, continue or participate in any discussions or any negotiations regarding any Acquisition Proposal or furnish to any Person any non-public information in connection with or for the purpose of knowingly encouraging or knowingly facilitating any Acquisition Proposal; (iii) enter into any letter of intent, acquisition agreement or other agreement (other than an Acceptable Confidentiality Agreement) with respect to any Acquisition Proposal or with respect to any proposal, offer or inquiry that would reasonably be expected to lead to an Acquisition Proposal; or (iv) resolve or agree to do any of the foregoing. The Company shall, and shall cause each of its Subsidiaries or its or their respective directors and officers to, and shall direct its and their other Representatives to, (A) immediately cease and cause to be terminated all discussions or negotiations with any Person (other than Parent and its Representatives) previously conducted with respect to any Acquisition Proposal, (B) terminate access by any third party (other than Parent and its Representatives) to any due diligence or electronic or physical data room with

Exhibit 2.1

respect to any Acquisition Transaction, (C) request the prompt return or destruction of any confidential or proprietary information provided to any third party (other than Parent and its Representatives) in connection with an Acquisition Proposal during the preceding twelve (12) months and (D) enforce the provisions of any existing confidentiality or non-disclosure agreement entered into in connection with an Acquisition Transaction; provided, that nothing in this Section 5.3 shall prohibit the Company from granting waivers of any standstill provision to the extent that such provision would otherwise prohibit the counterparty thereto from making a confidential Acquisition Proposal directly to the Company Board in accordance with the terms of this Section 5.3. Any act or omission by a Representative of the Company or its Subsidiaries that would, if taken by the Company, constitute a violation of this Section 5.3, shall constitute a violation of this Section 5.3 by the Company.
(b)    Notwithstanding anything to the contrary contained in Section 5.3(a), if after the Agreement Date but prior to the Effective Time, (i) the Company or any of its Subsidiaries, or any of its or their respective Representatives receives an unsolicited bona fide written Acquisition Proposal from any Person or group that did not result from a breach of this Section 5.3 by the Company, and (ii) the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with its financial advisors and outside legal counsel and based on information then available, that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and that the failure to take the actions described in clause (A) or (B) below would be inconsistent with its fiduciary duties under applicable Law, then the Company Board (or a duly authorized committee thereof), subject to compliance with this Section 5.3, shall be permitted to: (A) furnish information with respect to the Company and each of its Subsidiaries to the Person or group who has made the Acquisition Proposal; provided that the Company shall (x) promptly (and in any event within twenty-four (24) hours) have Made Available to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided or Made Available to such Person or group and that was not previously provided or Made Available to Parent, and (y) prior to furnishing any material non-public information, the Company shall have first entered into an Acceptable Confidentiality Agreement with such Person or group; and (B) engage in discussions or negotiations with such Person or group regarding such Acquisition Proposal.
(c)    Except as otherwise provided in this Agreement (including Section 5.3(d), Section 5.3(e) or Section 5.3(f)), neither the Company Board nor any duly authorized committee thereof shall: (i)(A) withhold, withdraw or rescind (or modify or qualify in a manner adverse to Parent or Merger Sub), or publicly propose to withhold, withdraw or rescind (or modify or qualify in a manner adverse to Parent or Merger Sub), the Company Board Recommendation; (B) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Acquisition Proposal; (C) fail to include the Company Board Recommendation in the Proxy Statement when disseminated to the holders of Company Shares; (D) in the event a tender offer that constitutes an Acquisition Proposal subject to Regulation 14D under the Exchange Act is commenced, fail to recommend against such Acquisition Proposal in any solicitation or recommendation statement made on Schedule 14D-9 within ten (10) Business Days of such commencement thereof; (E) take any action to exempt any Person or group (other than Parent and its Affiliates) from Section 778(2) of the MBCA or any other applicable state takeover statue; or (F) fail to publicly affirm the Company Board Recommendation within three (3) Business Days after written request from Parent

Exhibit 2.1

following an Acquisition Proposal that has been publicly announced or publicly or privately made known to the shareholders of the Company (any action being described in clause (i) being referred to herein as an “Adverse Recommendation Change”); or (ii) cause or permit the Company or any one or more Subsidiaries thereof to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, agreement (including any joint venture agreement, partnership agreement or other similar agreement) or commitment (other than an Acceptable Confidentiality Agreement) to undertake an Acquisition Transaction with any Person or group from whom the Company has received an Acquisition Proposal or an offer, proposal or inquiry relating to a potential Acquisition Proposal, or requiring or reasonably expected to cause, the Company to abandon, terminate, delay or fail to consummate, or that would otherwise impede or interfere with this Agreement and the transactions contemplated hereby (including the Merger), or requiring or reasonably expected to cause the Company to fail to comply with this Agreement (a “Company Acquisition Agreement”).
(d)    Notwithstanding anything to the contrary contained in this Agreement (but subject to compliance with Section 5.3(e) and the other paragraphs of this Section 5.3), at any time after the Agreement Date but prior to the Effective Time, if, in response to an unsolicited written Acquisition Proposal made after the Agreement Date that did not result from a breach of this Section 5.3, the Company Board determines in good faith (after consultation with its financial advisors and outside legal counsel) that (i) such Acquisition Proposal constitutes a Superior Proposal and (ii) the failure to approve or recommend such Superior Proposal would be inconsistent with the Company Board’s fiduciary duties under applicable Law, the Company may terminate this Agreement pursuant to Section 7.1(d)(ii); provided, however, that the Company shall not terminate this Agreement pursuant to Section 7.1(d)(ii) unless the Company (A) has complied with its obligations set forth in Section 5.3(e), (B) pays, or causes to be paid, to Parent, the Termination Fee payable pursuant to Section 7.3 prior to or concurrently with such termination and (C) concurrently with such termination, enters into a definitive Company Acquisition Agreement with respect to such Superior Proposal.
(e)    Notwithstanding anything to the contrary set forth in Section 5.3(c) or any other provision contained in this Agreement:
(i)    if the Company has received a Superior Proposal, the Company Board (or a duly authorized committee thereof) may terminate this Agreement pursuant to Section 7.1(d)(ii) to accept such Superior Proposal, but only if (1) the Company provides Parent prior written notice of its intent to terminate this Agreement pursuant to Section 7.1(d)(ii) at least four (4) Business Days prior to taking such action (a “Superior Proposal Notice”) and specifying in reasonable detail the reasons for such actions, the material terms and conditions of such Superior Proposal and, if available, including in the Superior Proposal Notice a copy of the relevant proposed transaction agreement (it being understood that such Superior Proposal Notice shall not in itself be deemed a notice to terminate this Agreement, subject to the Company’s compliance otherwise with this Section 5.3); (2) during such four (4) Business Day period following Parent’s receipt of the Superior Proposal Notice, the Company shall, and shall cause its financial and legal advisors and other Representatives to, negotiate in good faith with Parent (if Parent desires to so negotiate) to make such adjustments in the terms and conditions of this Agreement that Parent proposes to make as would obviate such

Exhibit 2.1

Superior Proposal constituting a Superior Proposal (and therefore constituting the basis for the termination of this Agreement pursuant to Section 7.1(d)(ii)); and (3) at the end of such four (4) Business Day period and taking into account any modifications to the terms of this Agreement proposed by Parent to the Company in a written, binding and irrevocable offer, the Company Board (or a duly authorized committee thereof) determines in good faith (after consultation with financial advisors and outside legal counsel) that such Superior Proposal, taking into account any adjustments proposed by Parent pursuant to the preceding clause (2) of this Section 5.3(e)(i), still constitutes a Superior Proposal and therefore that the failure to terminate this Agreement pursuant to Section 7.1(d)(ii) would be inconsistent with its fiduciary duties under applicable Law; or
(ii)    other than in connection with a Superior Proposal, the Company Board (or a duly authorized committee thereof) may make an Adverse Recommendation Change in response to an Intervening Event, if and only if: (A) the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law; (B) the Company then provides Parent prior written notice of its intent to make an Adverse Recommendation Change at least four (4) Business Days prior to the taking of such action (an “Adverse Recommendation Change Notice”) and describing the Intervening Event that is the basis for such action in reasonable detail (it being understood that such Adverse Recommendation Change Notice shall not in itself be deemed an Adverse Recommendation Change) and providing reasonable supporting documentation relating to the basis or bases therefor; (C) during the four (4) Business Day period following Parent’s receipt of the Adverse Recommendation Change Notice related to the Intervening Event, the Company shall, and shall cause its financial advisors and outside legal counsel and other Representatives to, negotiate with Parent (if Parent desires to so negotiate) to make such adjustments in the terms and conditions of this Agreement that Parent proposes to make as would obviate the basis for an Adverse Recommendation Change; and (D) following the end of such four (4) Business Day period, the Company Board (or a duly authorized committee thereof) shall then have determined in good faith, taking into account any changes to the terms of this Agreement proposed by Parent to the Company in a written, binding and irrevocable offer in response to the Adverse Recommendation Change Notice, that the failure to effect an Adverse Recommendation Change in response to such Intervening Event would be inconsistent with its fiduciary duties under applicable Law.
For purposes of clauses (i) and (ii) of this Section 5.3(e), if Parent, within four (4) Business Days following its receipt of a Superior Proposal Notice or an Adverse Recommendation Change Notice, makes an offer that, as determined in good faith by the Company Board (after consultation with its financial advisors and outside legal counsel) results in the applicable Acquisition Proposal no longer being a Superior Proposal or the Intervening Event not otherwise constituting a basis for an Adverse Recommendation Change, then the Company shall have no right to terminate this Agreement pursuant to Section 7.1(d)(ii) as a result of such Acquisition Proposal or Intervening Event. Any (1) material revisions to the terms of a Superior Proposal or (2) material revisions to an Acquisition Proposal that the Company Board had determined no longer constitutes a Superior Proposal shall constitute a new Acquisition Proposal and shall in each case require the Company to deliver to Parent a new Superior Proposal Notice; provided, however, that the four (4) Business Day periods

Exhibit 2.1

in this Section 5.3(e) otherwise applicable to such revised Superior Proposal shall thereafter instead be two (2) Business Day periods.
(f)    The Company shall promptly (and in any event within twenty-four (24) hours) advise Parent orally and in writing in the event that the Company or its Representatives receive any offers, proposals or inquiries relating to any Acquisition Proposal or any non-public information with respect to any Acquisition Proposal that is requested from the Company and its Representatives, and in connection with such notice, if applicable, provide to Parent the material terms and conditions (including the identity of the third party making any such Acquisition Proposal) of any such Acquisition Proposal. The Company shall (i) promptly notify Parent if the Company or such third party has decided to not pursue such Acquisition Proposal and (ii) provide to Parent as soon as practicable (and in any event within twenty-four (24) hours) after receipt or delivery thereof any written indication of interest (or amendment thereto) or any written material that constitutes an offer (or amendment thereto) including copies of any proposed Company Acquisition Agreements and any financing commitments related thereto. The Company shall keep Parent reasonably informed as promptly as practicable of any material developments affecting the terms and conditions of any such Acquisition Proposals. Without limiting the foregoing, the Company shall promptly (and in any event within twenty-four (24) hours) advise Parent in writing if the Company Board determines to begin providing information or engaging in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 5.3(b).
(g)    Nothing contained in this Agreement shall prohibit the Company or the Company Board (or a duly authorized committee thereof) from: (i) taking and disclosing to the shareholders of the Company a position contemplated by Rule 14e-2(a) under the Exchange Act or making a statement contemplated by or otherwise complying with Item 1012(a) of Regulation M-A or Rule 14d-9 under the Exchange Act; (ii) making any disclosure to the shareholders of the Company if the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with its outside legal counsel, that the failure to make such disclosure would be inconsistent with its fiduciary duties under applicable Law; (iii) informing any Person of the existence of the provisions contained in this Section 5.3; or (iv) making any “stop, look and listen” communication to the shareholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communication to the shareholders of the Company). No disclosures under this Section 5.3(g) shall be, in themselves, a breach of Section 5.3 or a basis for Parent to terminate this Agreement pursuant to Article VII; provided, however, that any public disclosure (other than any “stop, look and listen” statement made under Rule 14d-9(f) under the Exchange Act) by the Company or the Company Board (or any committee thereof) pursuant to clause (ii) of this Section 5.3(g) shall constitute an Adverse Recommendation Change unless the Company Board expressly and publicly reaffirms the Company Board Recommendation in such disclosure.
5.4    Company Shareholders Meeting.
(a)    As promptly as reasonably practicable following the Agreement Date (and in any event within ten (10) calendar days hereof), subject to the Company having received all information required from Parent and the Company’s financial advisors, the Company shall prepare and file with the SEC a proxy statement (including the letter to shareholders, notice of meeting and

Exhibit 2.1

form of proxy, the “Proxy Statement”), which shall, subject to Section 5.3, include the Company Board Recommendation. The Company shall cause the Proxy Statement to comply as to form in all material respects with the provisions of the Exchange Act.
(b)    Parent and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement (including each amendment or supplement thereto) before it is filed with the SEC, and the Company shall consider in good faith Parent and its counsel’s comments and discuss the same with them. The Company shall promptly provide Parent and Merger Sub, and consult with Parent and Merger Sub regarding, any comments (written or oral) the Company or its counsel may receive from the SEC or its staff with respect to the Proxy Statement as promptly as practicable after receipt of such comments. Parent and its counsel shall be given a reasonable opportunity to review any such comments and proposed responses and the Company shall consider the same in good faith and discuss the same with Parent and its counsel.
(c)    The Company shall use its reasonable best efforts to promptly provide responses to the SEC with respect to and to otherwise resolve all comments received on the Proxy Statement by the SEC, and Parent shall cooperate in good faith therewith. The Company shall cause the definitive Proxy Statement to be mailed promptly after the earlier of such time as the SEC staff advises it that it has no further comments thereon or that the Company may commence mailing the Proxy Statement. Subject to applicable Law, the Company and Parent (with respect to itself and Merger Sub) shall each, upon request of the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or Governmental Body in connection with the Merger and the other transactions contemplated by this Agreement.
(d)    Each party will cause the information relating to such party supplied by it for inclusion in the Proxy Statement, at the time of the mailing of the Proxy Statement or any amendments thereof or supplements thereto, and at the time of the Company Shareholders Meeting, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that: (i) no representation or warranty is made by Parent or Merger Sub with respect to information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement; and (ii) no representation or warranty is made by the Company with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement.
(e)    Subject to the other provisions of this Agreement, the Company shall: (i) take all action necessary in accordance with the MBCA and the Company Charter Documents to duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of voting upon the approval and adoption of this Agreement, including the Merger (the “Company Shareholders Meeting”), as soon following the Agreement Date and in any event within ten (10) calendar days following the earliest date that is permitted by the Company Charter Documents, applicable Law and NASDAQ listing requirements; and (ii) unless the Company Board shall have

Exhibit 2.1

terminated this Agreement in accordance with Section 7.1(d)(ii), use its reasonable best efforts to solicit from its shareholders proxies in favor of the adoption of this Agreement. Notwithstanding the foregoing, once the Company Shareholders Meeting has been noticed and called, any postponement or adjournment of the Company Shareholders Meeting shall require the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed) other than in the event that the Company Board concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law; provided, that if the Company Shareholders Meeting is postponed or adjourned to a date that is later than three (3) Business Days prior to the Outside Date, then the Outside Date shall be extended until the third (3rd) Business Day after the date to which the Company Shareholders Meeting has been postponed or adjourned (provided, that the foregoing proviso may not be used to delay the Outside Date to later than October 6, 2017). From and after the Agreement Date, unless this Agreement is validly terminated in accordance with Section 7.1, the Company shall submit this Agreement to its shareholders at the Company Shareholders Meeting even if the Company Board shall have effected an Adverse Recommendation Change or proposed or announced any intention to do so.
(f)    If at any time prior to the Effective Time any event or circumstance relating to the Company or any of its Subsidiaries or its or their respective officers or directors, or Parent or any of its Affiliates or its or their respective officers or directors, should be discovered by the Company or Parent which, pursuant to the Securities Act or the Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement, the Company or Parent, as applicable, shall promptly inform Parent or the Company, respectively. Each of Parent, Merger Sub and the Company agree to use reasonable best efforts to correct as promptly as practicable any material information provided by it for use in the Proxy Statement which shall have become false or misleading.
5.5    Reasonable Best Efforts to Complete.
(a)    Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub and the Company shall use its reasonable best efforts to, and shall use its reasonable best efforts to cause its respective Representatives to, take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and each of the other transactions contemplated by this Agreement, including using reasonable best efforts to: (i) cause each of the conditions applicable to it with respect to the Merger set forth in Article VI to be satisfied as promptly as practicable after the Agreement Date; (ii) obtain, as promptly as practicable after the Agreement Date, and maintain all necessary actions or non-actions and Consents from any Governmental Bodies and customers and make all necessary registrations, declarations and filings with any Governmental Bodies that are necessary for it to consummate the Merger and the other transactions contemplated hereby; and (iii) resist, contest, appeal and remove any Legal Proceeding applicable to such party and to have vacated, lifted, reversed or overturned any Restraint applicable to it, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, restricts or restrains such party with respect to the transactions contemplated hereby; provided, however, that in the case of

Exhibit 2.1

clauses (i) and (ii) no party shall be required to pay any material consideration therefor. Notwithstanding anything to the contrary herein, none of Parent, Merger Sub or the Company shall be required to pay, and the Company shall not pay (without the prior written consent of Parent), any consent or other similar fee or consideration or otherwise assume or incur or agree to assume or incur any Liability or forego any right, in each case that is material, to obtain any Consent of any Person (including any Governmental Body) under any Contract or otherwise, in connection with the transactions contemplated by this Agreement, including the Merger.
(b)    In furtherance and not in limitation of the foregoing, each of Parent, Merger Sub and the Company shall provide such information and execute such further instruments and written assurances as may be reasonably requested by the other parties and assist and cooperate with the other parties, in each case in accordance with the terms of this Agreement, in order to carry into effect the intents and purposes of, and to consummate the transactions contemplated by, this Agreement as promptly as practicable after the Agreement Date; provided, however, that this Section 5.5(b) shall not require any party to incur any material Liability, obligation or expense, or forego any material benefit, right or privilege, or otherwise agree to change any terms of this Agreement.
5.6    Reserved.
5.7    Public Statements and Disclosure. The Company, on the one hand, and Parent and Merger Sub, on the other hand, shall, to the extent reasonably practicable, consult with the other prior to issuing (or causing or permitting its Affiliates or Representatives to issue) any public release or make any public announcement (including by scheduling any press conference or conference call with investors or analysts) concerning this Agreement or the transactions contemplated by this Agreement, and shall not issue any such press release or otherwise make any such public announcement without the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement is required by applicable Law or the rules or regulations of NASDAQ or any other applicable stock exchange on which Parent may be listed, in which case the party required to make the release or announcement shall use its commercially reasonable efforts to allow the other party or parties hereto a reasonable opportunity (taking into account the circumstances) to comment on such release or announcement in advance of such issuance (it being understood that the final form and content of any such release or announcement, as well as the timing of any such release or announcement, shall be at the final discretion of the disclosing party); provided, however, that the restrictions set forth in this Section 5.7 shall not apply to any release or announcement made or proposed to be made by the Company in compliance with Section 5.3(g). The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties. Notwithstanding the foregoing, (a) to the extent the content of any press release or other announcement has been approved and made in accordance with this Section 5.7, no separate approval shall be required in respect of such content to the extent replicated in whole or in part in any subsequent press release or other announcement and (b) each party may, to the extent it has reasonably attempted to coordinate with the other party, where practicable, make any public statement regarding the transactions contemplated hereby in response to questions from the press, analysts, investors or those attending industry conferences, and make internal announcements to employees, in each case to the extent that such statements are consistent with previous press releases,

Exhibit 2.1

public disclosures or public statements made jointly by the parties or approved by the parties, and otherwise in compliance with this Section 5.7 and provided that such public statements do not reveal material non-public information regarding this Agreement or the transactions contemplated hereby.
5.8    Director and Officer Liability.
(a)    For six (6) years after the Effective Time, the Surviving Corporation (or any successor thereto) shall indemnify, defend and hold harmless the present and former, and any other persons who become prior to the Effective Time, directors and officers of the Company (the “Indemnified Parties”) in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by Michigan Law or provided under the Company Charter Documents as in effect on the Agreement Date.
(b)    For six (6) years after the Effective Time, Parent shall cause to be maintained in effect provisions in the Surviving Corporation’s articles of incorporation and bylaws (or in such documents of any successor to the business of the Surviving Corporation) regarding elimination of liability of directors, indemnification of directors and officers and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in the Company Charter Documents in existence as of the Agreement Date.
(c)    Prior to the Effective Time, the Company shall purchase a six (6) year fully prepaid non-cancellable “tail” or “runoff” directors and officers liability insurance (including fiduciary liability) policy from a carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of fiduciary duty or any other matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred prior to the Effective Time covering each person currently covered by the Company’s directors’ and officers’ liability insurance policy on terms with respect to coverage and amount no less favorable than those contained in such policy in effect on the Agreement Date. In the event any such policy is not available on a fully prepaid basis, then the Company shall, prior to the Effective Time, purchase such policy for as long a term as is then available, and Parent shall or shall cause the Surviving Corporation or any successor thereto, for the remaining period up to and including six (6) years after the Closing Date, purchase and keep such policy available at all times during such period; provided that if the premiums required to be paid by Parent (or the Surviving Corporation or any successor thereto) for such insurance policy would exceed 300% of the current annual premium paid by the Company for the directors’ and officers’ liability insurance in effect as of the date hereof, then Parent or the Surviving Corporation (or any successor thereto) shall cause to be maintained policies of insurance that provide the maximum coverage available at an aggregate premium equal to 300% of the Company’s current premium for its insurance policy as of the date hereof.
(d)    From and after the Effective Time through the sixth (6th) anniversary of the Effective Time, the Surviving Corporation will, and Parent will cause the Surviving Corporation and its Subsidiaries to, fulfill and honor in all respects the obligations of the Company and its Subsidiaries pursuant to: (i) each indemnification agreement between the Company or any of its Subsidiaries and any Indemnified Party; and (ii) any advancement of costs or expenses or

Exhibit 2.1

indemnification provisions and any exculpation provision set forth in the Company Charter Documents as in effect on the Agreement Date. If, at any time prior to the sixth (6th) anniversary of the Effective Time, any Indemnified Party delivers to the Company, the Surviving Corporation or Parent (or any successors thereto), as applicable, a written notice asserting a claim for indemnification under any of the provisions set forth in clause (i) or (ii) of this Section 5.8(d), then the claim asserted in such notice shall survive the sixth (6th) anniversary of the Effective Time until such claim is fully and finally resolved.
(e)    If Parent or the Surviving Corporation or any of their successors or assigns, as the case may be, (A) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (B) shall transfer or otherwise convey all or substantially all of its properties and assets to any other Person, then and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation or their respective successors or assigns, as the case may be, shall assume in writing all of the obligations set forth in this Section 5.8.
(f)    Except as required by applicable Law, the obligations set forth in this Section 5.8 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Parties (or any other person who is a beneficiary under the “tail” or “runoff” policy referred to in Section 5.8(c)) without the prior written consent of such affected Indemnified Parties or other person who is a beneficiary under the “tail” or “runoff” policy referred to in Section 5.8(c). Each of the Indemnified Parties or other persons who are beneficiaries under the “tail” or “runoff” policy referred to in Section 5.8(c) (and, if and to the extent applicable, their heirs and representatives) are intended to be third party beneficiaries of this Section 5.8, with full rights of enforcement as if a party hereto. The rights of the Indemnified Parties (and, if and to the extent applicable, their heirs and representatives) under this Section 5.8 shall be in addition to, and not in substitution for, any other rights that such persons may have under the articles of incorporation, bylaws or other equivalent organizational documents of the Company or any Subsidiary of the Company, any and all indemnification agreements of or entered into by the Company or any Subsidiary of the Company, or applicable Law (whether at law or in equity).
5.9    Notification of Certain Events. During the Interim Period, each of the Company and Parent shall, as promptly as reasonably practicable, notify the other:
(a)    upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure of such Person to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of such party set forth herein or the conditions to the obligations of the other party to consummate the Merger, or the remedies available to the parties hereto, and provided further, that failure to give any such notice shall not be treated as a breach of covenant for the purposes of Section 7.1(c)(ii)(A) or Section 7.1(d)(i)(A), as applicable;
(b)    of any written communication from any Governmental Body related to the Merger or the other transactions contemplated by this Agreement;

Exhibit 2.1

(c)    of any Legal Proceeding (including any Shareholder Proceeding) commenced and served upon it that challenges the Merger or would reasonably be expected to delay or materially impair the Closing of the Merger;
(d)    of any Person holding a Synthetic Equity Position (as defined in the Company Bylaws) that was not set forth or otherwise accounted for in Section 3.4 or Parts 3.4(a) or 3.4(b) of the Disclosure Schedule; or
(e)    of any notice or other communication received from a third party or any of its Subsidiaries alleging that such third party’s consent, approval, permission or waiver is or may be required in connection with the Merger or the other transactions contemplated by this Agreement.
5.10    Employee Matters.
(a)    During the period beginning at the Effective Time and ending on the first anniversary thereafter (the “Continuation Period”), Parent shall provide, or cause to be provided, to each Covered Employee (i) annual base salary or base wage and target annual cash bonus opportunity (specifically excluding one-time retention bonuses), (ii) employee benefits and (iii) notice, termination or severance compensation and entitlements that are, in the case of the items addressed by clauses (i), (ii) and (iii) taken as a whole, substantially similar in the aggregate to the level of compensation, employee benefits and notice, termination or severance entitlements, taken as a whole, provided to such Covered Employee immediately prior to the Effective Time (or that would have been provided to such Covered Employee by the Company if such Covered Employee’s employment was terminated immediately prior to the Effective Time), provided that the items set forth in clauses (i), (ii) and (iii) are set forth with respect to each such Covered Employee on Part 5.10(a) of the Disclosure Schedule; and provided further, that no equity or equity based compensation that any Covered Employee received prior to the Closing shall be included within the scope of this Section 5.10.
(b)    In the event any Covered Employee first becomes eligible to participate under any employee benefit plan, program, policy, or arrangement of Parent or the Surviving Corporation or any of their respective Subsidiaries (the “New Plans”) following the Effective Time, Parent shall, or shall cause the Surviving Corporation to use reasonable efforts to: (i) waive any preexisting condition exclusions, “actively-at-work” requirements and waiting periods with respect to participation and coverage requirements applicable to any Covered Employee under any New Plan providing medical, dental, or vision benefits to the same extent such limitation would have been waived or satisfied under the employee benefit plan Covered Employee participated in immediately prior to coverage under the New Plan; and (ii) provide each Covered Employee with credit for any copayments and deductibles paid prior to the Covered Employee’s coverage under any New Plan during the calendar year in which such amount was paid, to the same extent such credit was given under the employee benefit plan Covered Employee participated in immediately prior to coverage under the New Plan, in satisfying any applicable deductible or out-of-pocket requirements under the New Plan. Parent’s and Surviving Corporation are only obligated under this Section 5.10(b) (i) to the extent that such benefits were provided under any plans of the Company in effect immediately prior to the Closing and (ii) to the extent that the provisions hereof are permitted under

Exhibit 2.1

the terms of the New Plans in effect on the Agreement Date, and neither Parent nor Surviving Corporation shall be obligated to amend the terms of any New Plans.
(c)    As of the Effective Time and thereafter, Parent shall recognize, or shall cause the Surviving Corporation and their respective Subsidiaries to recognize, all service of each Covered Employee prior to the Effective Time, to the Company or its Subsidiaries (or any predecessor entities of the Company or its Subsidiaries) for vesting and eligibility purposes, to the extent permitted under the terms of the New Plans; provided, however, that in no event shall anything contained in this Section 5.10(c) result in any duplication of benefits for the same period of service.
(d)    As of the Effective Time, the Company shall take all necessary actions to provide for full vesting of all amounts credited to the account of each Covered Employee under the Company’s 401(k) plan.
Nothing in this Section 5.10 shall be construed to limit the right of Parent or any of its Subsidiaries (including, following the Effective Time, the Surviving Corporation) to amend or terminate any Company Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 5.10 be construed to require Parent or any of its Subsidiaries (including, following the Effective Time, the Surviving Corporation) to retain the employment of any particular Covered Employee for any fixed period of time following the Effective Time; provided that Parent otherwise complies with its obligations under this Section 5.10. This Section 5.10 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.10, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.10. Nothing contained herein, express or implied shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement.
5.11    Confidentiality. The parties acknowledge that Parent and the Company have previously executed a confidentiality agreement, dated as of January 11, 2017 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein.
5.12    Shareholder Litigation. Prior to the earlier of the Effective Time or the date of termination of this Agreement pursuant to Section 7.1: (a) the Company shall promptly advise Parent in writing of any threatened or commenced shareholder litigation, arbitration, class action or derivative proceeding against the Company or its directors or officers directly or indirectly relating to this Agreement, the Merger or the other transactions contemplated hereby (including any such claim relating to disclosures made under securities laws and regulations) (a “Shareholder Proceeding”) and shall keep Parent reasonably informed regarding any such shareholder litigation; (b) the Company shall give Parent the opportunity, at Parent’s sole cost and expense, to participate in the defense or settlement of any Shareholder Proceeding; and (c) other than settlements providing solely for supplemental disclosures to the Company’s shareholders, neither the Company nor Parent shall agree to any settlement of any Shareholder Proceeding without the other party’s consent to such settlement, which consent shall not be unreasonably withheld, conditioned or delayed; provided that such consent may be withheld in such party’s sole discretion if such agreement to settle would require such party to incur any material Liability, obligation, or expense (other than costs and

Exhibit 2.1

expenses incurred in defending such Shareholder Proceeding or other Liabilities, obligation or expenses covered by applicable insurance policies, it being understood that any deductible with respect to any such insurance policies shall not be considered a material Liability, obligation, or expense hereunder); provided, further, that the Company shall not be obligated to agree to any settlement unless such settlement includes a full release of any director or executive officer of the Company that was a party to such litigation.
5.13    Section 16b Exemption. Parent, Merger Sub and the Company shall take all such steps as may be required to cause the transactions contemplated by Article II, and any other dispositions of equity securities of the Company or acquisitions of equity securities of Parent by any director or executive officer of the Company who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act and the rules and regulations thereunder, to be exempt under Rule 16b-3 promulgated under the Exchange Act.
5.14    Takeover Laws. In the event that any state anti-takeover or other similar law is or becomes applicable to any of the transactions contemplated by this Agreement, the Company, Parent and Merger Sub shall grant any approvals and otherwise take such actions as are appropriate to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement and otherwise to eliminate (or if not possible to eliminate, to minimize) the effect of such law on this Agreement and the transactions contemplated by this Agreement.
5.15    NASDAQ; Post-Closing Reports. Prior to the Effective Time, the Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NASDAQ to enable the delisting by the Surviving Corporation of the Company Shares from NASDAQ and the deregistration of the Company Shares under the Exchange Act promptly after the Effective Time. Parent will use all commercially reasonable efforts to cause the Surviving Corporation to file with the SEC: (a) a Form 25 on the Closing Date (if not filed by NASDAQ on behalf of the Company); and (b) a Form 15 on the first Business Day that is at least ten (10) calendar days after the date the Form 25 is filed (such period between the Form 25 filing date and the Form 15 filing date, the “Delisting Period”). If the Surviving Corporation is reasonably likely to be required to file any reports pursuant to the Exchange Act during the Delisting Period, the Company will deliver to Parent at least five (5) business days prior to the Closing Date a substantially final draft of any such reports reasonably likely to be required to be filed during the Delisting Period.
5.16    FIRPTA. At Closing or no more than thirty (30) calendar days prior to the Closing, the Company shall deliver a statement described in Treasury Regulations Section 1.1445-2(c)(3) certifying that none of the interests in the Company being acquired pursuant to this Agreement are U.S. real property interests for purposes of Code Section 1445.
ARTICLE VI
CONDITIONS TO MERGER

Exhibit 2.1

6.1    Conditions to Obligations of all Parties. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction (or, if permitted by applicable Law, written waiver by the party entitled to the benefit thereof) at or prior to the Closing of the following conditions:
(a)    No Governmental Body shall have enacted, issued, promulgated or entered any Law or Restraint which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions; and
(b)    The Company Shareholder Approval shall have been obtained.
6.2    Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction or waiver, of the following conditions:
(a)    The representations and warranties of the Company contained in: (i) Sections 3.1, 3.3(a), 3.25 and 3.26 shall be true and correct in all respects as of the Agreement Date and as of the Effective Time, except to the extent such representation and warranty expressly relates to an earlier time (in which case on and as of such earlier time); (ii) Sections 3.4(a), 3.4(b) and 3.4(c) shall be true and correct in all respects as of the Agreement Date and as of the Effective Time (except for any inaccuracies in such representations and warranties that do not individually or in the aggregate increase the aggregate consideration required to be paid by Parent and/or Merger Sub under Article II by more than a de minimis amount); and (iii) any other representation and warranty of the Company set forth in this Agreement shall be true and correct as of the Effective Time as though made on and as of the Effective Time (other than such representations and warranties that are made as of a specific date, which need only be true and correct as of such specified date), except in the case of this clause (iii) where the failure of such representations and warranties, individually or in the aggregate, to be true and correct as of the Effective Time (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect”) has not had a Company Material Adverse Effect.
(b)    The Company shall have performed in all material respects its obligations and covenants contained in this Agreement at or prior to the Closing.
(c)    Since the Agreement Date, there shall not have occurred any event that has had, or would reasonably be expected to have, a Company Material Adverse Effect.
(d)    The Company shall have delivered to Parent a statement described in Treasury Regulations Section 1.1445-2(c)(3) certifying that none of the interests in the Company being acquired pursuant to this Agreement are U.S. real property interests for purposes of Code Section 1445.
(e)    The Company shall have provided to Parent a certificate dated the Closing Date signed on its behalf by the chief financial officer of the Company to the effect that the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c) have been satisfied.

Exhibit 2.1

6.3    Conditions to Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the satisfaction or waiver, of the following conditions:
(a)    The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct as of the Effective Time as though made on and as of the Effective Time (other than such representations and warranties that are made as of a specific date, which need only be true and correct as of such specified date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect”) has not had a Parent Material Adverse Effect.
(b)    Parent and Merger Sub shall have performed in all material respects their obligations and covenants contained in this Agreement at or prior to the Closing.
(c)    Parent shall have provided to the Company a certificate dated the Closing Date signed on its behalf by the chief financial officer of Parent to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.
ARTICLE VII
TERMINATION
7.1    Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding the receipt of the Company Shareholder Approval:
(a)    by mutual written consent of Parent and the Company;
(b)    by either Parent or the Company, upon written notice to the other party, if:
(i)    the Effective Time shall not have occurred on or prior to the close of banking business, New York time, on September 30, 2017 (the “Outside Date”); provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 7.1(b)(i) if the failure of the Effective Time to occur by the Outside Date is primarily attributable to a failure of such party (and in the case of Parent, including the failure of Merger Sub) to perform any of its covenants or obligations under this Agreement;
(ii)    any Governmental Body of competent jurisdiction in the United States shall have (A) enacted, issued or promulgated any Law that is in effect as of immediately prior to the Effective Time and which has the effect of making the Merger illegal in the United States or which has the effect of prohibiting or otherwise preventing the consummation of the Merger in the United States, or (B) issued or granted any Restraint that is in effect as of immediately prior to the Effective Time and which has the effect of making the Merger illegal in the United States or which has the effect of prohibiting or otherwise preventing the consummation of the Merger in the United States, and such Restraint is final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a party if the issuance of such Restraint is attributable to a failure of such party (and in the case of Parent, including the failure of Merger Sub) to perform in any material respect its obligations under this Agreement;

Exhibit 2.1

(iii)    the Company Shareholder Approval shall not have been obtained at the Company Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof, at which a final vote on the approval of this Agreement was taken; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(iii) shall not be available to the Company if it has breached its obligations under this Agreement in any manner that shall have been the primary cause of, or resulted in, the failure to obtain the approval of its shareholders to this Agreement;
(c)    by Parent, upon written notice to the Company, if:
(i)    the Company Board shall have made an Adverse Recommendation Change; it being understood that any actions permitted to be taken by the Company or the Company Board under Section 5.3(g) shall not give rise to a right to terminate under this Section 7.1(c)(i);
(ii)    the Company shall have Willfully Breached Section 5.3; or
(iii)    (A) there shall have been a breach of any covenant or agreement on the part of the Company (other than Section 5.3) set forth in this Agreement; or (B) any representation or warranty of the Company set forth in Article III shall have been inaccurate when made or, if not made as of a specific date, shall have become inaccurate, that would, in either case of clauses (A) or (B), result in the conditions set forth in Section 6.2(a) or Section 6.2(b) not being satisfied, and in the case of both clauses (A) and (B), such breach or inaccuracy is not curable or capable of being cured, or, if curable, is not cured within twenty (20) calendar days following written notice thereof by Parent;
(d)    by the Company, upon written notice to Parent, if:
(i)    (A) there shall have been a breach of any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement; or (B) any representation or warranty of Parent and Merger Sub set forth in Article IV shall have been inaccurate when made or shall have become inaccurate, that would, in either case of clauses (A) or (B), result in the conditions set forth in Section 6.3(a) or Section 6.3(b) not being satisfied, and in the case of both clauses (A) and (B), such breach or inaccuracy is not curable, or, if curable, is not cured within twenty (20) calendar days following written notice thereof by the Company; or
(ii)    the Company Board shall have (A) determined to accept a Superior Proposal in accordance with, and in compliance with the requirements of, Section 5.3 or (B) effected an Adverse Recommendation Change with respect to an Intervening Event in accordance with, and in compliance with the requirements of, Section 5.3, and concurrently with the termination hereunder, the Company shall have (1) in the case of a termination in connection with a Superior Proposal, entered into a Company Acquisition Agreement and (2) in each case paid the Termination Fee in accordance with Section 7.3(a).
7.2    Effect of Termination. The party desiring to terminate this Agreement pursuant to Section 7.1 (other than pursuant to Section 7.1(a)) shall give written notice of such termination to the other party and such termination shall become effective immediately upon delivery of such

Exhibit 2.1

notice; provided, however, that it shall be a condition precedent to the effectiveness of a termination by the Company pursuant to Section 7.1(d)(ii) that the Company shall have prior thereto paid or concurrently therewith be paying the Termination Fee specified in Section 7.3; provided, further, that it shall be a condition precedent to the effectiveness of a termination by the Company pursuant to Section 7.1(b)(iii) that the Company shall have prior thereto paid or concurrently therewith pay the Expenses of Parent and Merger Sub in accordance with Section 7.3. In the event this Agreement is terminated as provided in Section 7.1, this Agreement shall become void and be of no further force or effect; provided, however, that Section 5.11 (together with the Confidentiality Agreement), this Section 7.2, Section 7.3, and Article VIII shall survive termination of this Agreement, and except as otherwise expressly provided herein (including Section 7.3), there shall be no Liability on the part of Parent, Merger Sub or the Company or their respective directors, officers, other Representatives or Affiliates, whether arising before or after such termination, based on, arising out of or relating to this Agreement or the negotiation, execution, performance or subject matter hereof (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity); provided, however, that no party shall be relieved or released from any Liabilities or damages arising out of any fraud or Willful Breach of any representations and warranties set forth in this Agreement or any Willful Breach of any covenant set forth in this Agreement, in each case, that occurred prior to such termination, in which case the aggrieved party shall be entitled to all remedies available to such party in law and equity.
7.3    Expenses; Termination Fees.
(a)    In the event that this Agreement is terminated by Parent pursuant to Section 7.1(c) (other than Section 7.1(c)(iii)) or by the Company pursuant to Section 7.1(d)(ii), then the Company shall pay to Parent the Termination Fee, it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion. The Termination Fee payable pursuant to this Section 7.3(a) shall be paid (i) no later than two (2) Business Days following termination pursuant to Section 7.1(c) (other than Section 7.1(c)(iii)) and (ii) prior to or concurrently with any termination pursuant to Section 7.1(d)(ii) if Parent shall have provided wiring instructions for payment of the Termination Fee as of such termination, or if Parent has not then provided such wiring instructions, then such payment of the Termination Fee shall be made promptly following delivery of such wiring instructions by Parent (even if after such termination).
(b)    In the event that this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b)(i) or Section 7.1(b)(iii), and the Termination Fee is not otherwise payable to Parent pursuant to this Section 7.3 in connection with such termination, then the Company shall promptly, but in no event later than three (3) Business Days after delivery to the Company of a notice of demand for payment for all Expenses, including reasonable written documentation for all such Expenses, pay Parent an amount equal to the amount of such Expenses, up to a maximum of $750,000. Any amount paid pursuant to this Section  7.3(b) will be deducted from any amount that subsequently becomes payable under Section 7.3(c). Notwithstanding the foregoing, in the event this Agreement is terminated by the Company pursuant to Section 7.1(b)(i), Parent shall not be entitled to reimbursement of Expenses if the failure of the Effective Time to occur by the Outside Date is primarily attributable to a failure of Parent or Merger Sub to perform any of its covenants or obligations under this Agreement.

Exhibit 2.1

(c)    In the event that (i) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b)(i) or Section 7.1(b)(iii) or by Parent pursuant to Section 7.1(c)(iii) (other than as a result of a breach by the Company of its representations or warranties first arising following the Agreement Date), and (ii) (A) at any time on or after the Agreement Date and prior to such termination an Acquisition Proposal shall have been publicly announced or publicly or privately made known to shareholders of the Company and not withdrawn and (B) within twelve (12) months after the date of such termination, the Company enters into a definitive acquisition agreement that provides for an Acquisition Transaction and thereafter an Acquisition Transaction is consummated (whether or not such consummation occurs within or after such twelve (12) month period), the Company shall pay Parent the Termination Fee (net of any amount paid under Section 7.3(b)) on the date of such consummation. For purposes of this Section 7.3(b), all references to “fifteen percent (15%)” in the definition of “Acquisition Transaction” shall be deemed to be references to “fifty percent (50%)”.
(d)    All payments under this Section 7.3 shall be made by wire transfer of immediately available funds to an account designated in writing by Parent.
(e)    The Company acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement and that without such provisions Parent and Merger Sub would not have entered into this Agreement. If the Company fails to pay the Termination Fee or any portion thereof and Parent or Merger Sub commences a suit which results in a judgment against the Company for the Termination Fee or Expenses due under this Section 7.3 or any portion thereof, the Company shall pay Parent and Merger Sub their costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit.
(f)    Notwithstanding anything to the contrary set forth in this Agreement, subject to Section 7.2 and Section 8.7, except in the case of a Willful Breach or fraud by or on behalf of the Company, Parent’s right to receive payment of the Expenses and/or Termination Fee shall constitute the sole and exclusive remedy of Parent and Merger Sub against the Company and its Affiliates and Representatives for all losses and damages suffered as a result of the failure of the Merger to be consummated hereunder.
ARTICLE VIII
MISCELLANEOUS PROVISIONS
8.1    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered: (a) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (b) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; (c) on the date of confirmation of receipt (or the first (1st) Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile; or (d) on the date delivered if sent by email (provided confirmation of email receipt is obtained), in each case to the intended recipient as set forth below (or to such other address or facsimile telephone number, with email as such party shall have specified in a written notice given to the other parties hereto):

Exhibit 2.1

if to Parent or Merger Sub:
        Open Text Corporation
        105 Adelaide Street West
        12th Floor
        Toronto, Ontario M5H 1P9
        Attention: Gordon Davies, EVP, Chief Legal Officer and Corporate Development
        Facsimile No: (226) 315-0963
        Email:     gdavies@opentext.com

with a copy to (which copy shall not constitute notice):
Crowell & Moring LLP
1001 Pennsylvania Avenue NW
Washington, D.C. 20004
Attention: Richard Holbrook
Facsimile No: (202) 628-5116
Email: rholbrook@crowell.com

if to the Company:
Covisint Corporation
26533 Evergreen Road, Suite 500
Southfield, Michigan 48076
Attention: Michael Sosin, General Counsel
Facsimile No: (248) 483-2900
Email:     michael.sosin@covisint.com

with a copy to (which copy shall not constitute notice): Paul Hastings LLP 695 Town Center Dr., 17th Floor Costa Mesa, CA 92626 Attention:	William Simpson Facsimile No: (858) 458-3130 Email: williamsimpson@paulhastings.com
8.2    No Survival. None of the representations and warranties set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.2 shall not limit the survival of any covenant or agreement of the parties hereto contained in this Agreement which by its terms contemplates performance after the Effective Time.
8.3    Amendment or Supplement. At any time prior to the Effective Time, this Agreement and any exhibit attached hereto, may be amended or supplemented in any and all respects only by a written agreement signed by all of the parties hereto; provided that if in connection with any amendment or supplement, the Company Shareholder Approval is required under the MBCA, after the Company Shareholder Approval has been obtained there shall be no amendment or supplement

Exhibit 2.1

that would require the further approval of the shareholders of the Company under the MBCA without such approval having first been obtained.
8.4    Waiver. Except as otherwise provided in this Agreement, any provision of this Agreement may be waived prior to the Effective Time, if, but only if, such waiver is in writing and is signed by each party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure or delay by any party in exercising any right hereunder shall operate as a waiver of rights, nor shall any single or partial exercise of such rights preclude any other or further exercise of such rights or the exercise of any other right hereunder. Except as expressly provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights provided by Law.
8.5    Entire Agreement; No Third Party Beneficiary. This Agreement, any exhibits hereto, the Disclosure Schedule, the Parent Disclosure Schedule, the documents and instruments relating to the Merger referred to in this Agreement, and the Confidentiality Agreement, constitute the entire agreement, and supersedes and cancels all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter of this Agreement. This Agreement is not intended, and shall not be deemed, to create any agreement of employment with any person, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns or to otherwise create any third party beneficiary hereto, except with respect to: (a) the rights of holders of Company Shares to receive the Per Share Merger Consideration provided in Article II and the holders of Company Options and Other Company Equity Based Awards to receive the consideration described in Article II; and (b) the persons covered by Section 5.8.
8.6    Governing Law; Jurisdiction. This Agreement, and all actions arising under or in connection therewith shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws, except to the extent the laws of Michigan are mandatorily applicable to the Merger (including for the avoidance of doubt any laws relating to appraisal or dissenters’ rights) and the Company Shareholder Approval. The parties hereto agree that all actions and proceedings arising out of or relating to this Agreement, the negotiation, validity or performance of this Agreement, the Merger or the other transactions contemplated hereby shall be brought and heard in the Court of Chancery of the State of Delaware (or if the Court of Chancery lacks jurisdiction, any court in the State of Delaware), and the parties irrevocably submit to the exclusive jurisdiction of such court (and, in the case of appeals, the appropriate appellate court therefrom), in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 8.6 and shall not be deemed to confer rights on any Person other than the parties hereto. The parties agree that service of process in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be properly served or delivered if delivered in the manner contemplated by Section 8.1 or by any other manner permitted by applicable Law or court rules governing service of process in such court. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided

Exhibit 2.1

by applicable Law. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING (WHETHER SUCH ACTION OR LEGAL PROCEEDING IS BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THEREUNDER.
8.7    Specific Enforcement. Notwithstanding Section 7.3, the parties hereto agree that irreparable damage would occur for which monetary damages would not be an adequate remedy in the event that any of the provisions of this Agreement are not performed in accordance with the terms hereof or are otherwise breached, and that the party seeking to enforce this Agreement against such nonperforming party under this Agreement shall be entitled to specific performance and the issuance of injunctive and other equitable relief to prevent breaches or threatened breaches of this Agreement. The parties hereto further agree to waive any requirement for the securing or posting of any bond or similar collateral in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to any other remedy to which they are entitled at law or in equity. Each party hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that or otherwise assert that (a) the other party has an adequate remedy at law, or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.
8.8    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any one or more direct or indirect wholly-owned Subsidiaries of Parent without the consent of the Company, but no such assignment shall relieve Parent or Merger Sub of any of its respective obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.
8.9    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

Exhibit 2.1

8.10    Construction.
(a)    Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation.
(b)    For purposes of this Agreement, whenever the context requires: (i) the singular number shall include the plural, and vice versa; (ii) the masculine gender shall include the feminine and neuter genders; (iii) the feminine gender shall include the masculine and neuter genders; and (iv) the neuter gender shall include the masculine and feminine genders.
(c)    As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
(d)    Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Annexes” are intended to refer to Sections of this Agreement and Exhibits and Annexes to this Agreement.
8.11    Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.
8.12    Disclosure Schedule. Any matter disclosed in any section of the Disclosure Schedule shall qualify: (a) the correspondingly numbered and/or lettered section or paragraph of this Agreement; and (b) any other sections and paragraphs in this Agreement to the extent that it is reasonably apparent that such disclosure qualifies, and constitutes an exception to, another section or paragraph in this Agreement.
8.13    Counterparts; Signatures. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, each of which shall be deemed an original.

Exhibit 2.1

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Exhibit 2.1

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

OPEN TEXT CORPORATION

Date: June 5, 2017	By:	/s/ Gordon A. Davies
	Name:	Gordon A. Davies
	Title:	EVP, CLO & Corporate Development

CYPRESS MERGER SUB, INC.

Date: June 5, 2017	By:	/s/ Gordon A. Davies
	Name:	Gordon A. Davies
	Title:	Secretary

COVISINT CORPORATION

Date: June 5, 2017	By:	/s/ Samuel M. Inman, III
	Name:	Samuel M. Inman, III
	Title:	President and Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

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